PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To prospectus dated March 16, 2010)	Registration No. 333-162866

5,818,173 SHARES OF COMMON STOCK, $2.50 PAR VALUE

OFFICEMAX

INCORPORATED

This prospectus supplement supplements the prospectus dated March 16, 2010, relating to the resale of 7,481,722 shares of our common stock to allow our master trust (the “Selling Stockholder”), which is the funding vehicle for the Company’s six tax-qualified employee pension benefit plans (the “Plans”), to resell, from time to time, shares of our common stock that we contributed as a voluntary, excess contribution to the Selling Stockholder. Since the date that we contributed such shares to the Selling Stockholder, the Selling Stockholder has sold 2,513,549 of the 8,331,722 shares contributed to the Selling Stockholder, and the 5,818,173 shares specified above represents the number of shares remaining to be sold. This prospectus supplement should be read in conjunction with the prospectus dated March 16, 2010, including any supplements thereto, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.

Current Report on Form 8-K

On October 19, 2010, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. The text of such Form 8-K is attached hereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 20, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report: October 19, 2010

Date of earliest event reported: October 13, 2010

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.

Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Mr. Sam Duncan

On October 13, 2010, Mr. Duncan resigned as Chief Executive Officer, President, Chairman of the Board, and Director of OfficeMax Incorporated (the “Company”) effective as of 11:59 p.m. on November 7, 2010. As specified in the Transition and Retirement Agreement dated as of February 11, 2010 between Mr. Duncan and the Company, previously filed with the Securities and Exchange Commission, during the period from November 8, 2010 until his retirement on February 28, 2011, Mr. Duncan will remain an employee of the Company in the capacity of special advisor to the chief executive officer.

Election of Mr. Ravichandra (“Ravi”) Saligram

On October 13, 2010, Mr. Saligram was elected Chief Executive Officer, President and Director of the Company effective November 8, 2010.

Prior to his election as Chief Executive Officer and President of the Company, Mr. Saligram has been Executive Vice President, ARAMARK Corporation (“ARAMARK”), a global professional services company, from November 2006 to present, and has been President, ARAMARK International from June 2003 to present. In addition to these responsibilities, Mr. Saligram has been ARAMARK’S Chief Globalization Officer since June 2009. Mr. Saligram held the position of Senior Vice President, ARAMARK from November 2004 until November 2006. From 1994 until 2002, Mr. Saligram served in various capacities for the InterContinental Hotels Group, a global hospitality company, including as President of Brands & Franchise, North America; Chief Marketing Officer & Managing Director, Global Strategy; President, International and President, Asia Pacific. Earlier in his career, Mr. Saligram held various general and brand management positions with S. C. Johnson & Son, Inc. in the United States and overseas. Mr. Saligram is a Trustee and Member of the Executive Committee of the Eisenhower Fellowships and a Director of Church & Dwight Co., Inc., a consumer and specialty products company. Mr. Saligram is 54.

Mr. Saligram’s prior leadership experience in commerce between businesses, including his knowledge and expertise in managing professional services operations and his experience growing businesses and brands in various industries and across the globe, reflected in his summary, as well as his experience as a board member for another public company, led the Company’s Board of Directors (the “Board”) to conclude that he should be nominated as a director. Mr. Saligram will not be a member of any committee of the Board.

In 2009 and to date in 2010, ARAMARK purchased office supplies from the Company in the ordinary course of business and the Company purchased food and work apparel services from ARAMARK in the ordinary course of business. None of these transactions accounted individually for more than the greater of $1 million or 1% of the Company’s revenues and none of these transactions were material to the Company’s business.

Further information about Mr. Saligram and his election is included in the Company’s news release issued on October 13, 2010, which is attached as Exhibit 99.1 to this Report.

Description of Agreements With Mr. Saligram

1. Employment Agreement between OfficeMax Incorporated and Mr. Saligram.

On October 13, 2010, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Saligram to serve as the Company’s Chief Executive Officer and President effective November 8, 2010 (the “Effective Date”).

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Employment Agreement, included as Exhibit 10.1 to this filing. Exhibit 10.1 is incorporated by reference into this Item 5.02.

Term. The Employment Agreement provides that Mr. Saligram’s employment will commence on the Effective Date and end on November 7, 2013 (the “Term”). On November 8, 2013, and on each anniversary thereof, the Term will automatically extend for an additional one-year period, unless either party gives the other party at least 90 days prior written notice of non-renewal. During the Term, Mr. Saligram will be based at the Company’s headquarters in Naperville, Illinois and will relocate his principal residence to the greater Chicago, Illinois area as described in the Employment Agreement.

Director. As of the Effective Date, or as soon thereafter as practicable, the Company was required to cause Mr. Saligram to be elected to the Board. Thereafter, while he is employed during the Term, the Company will cause Mr. Saligram to be included in the slate of persons nominated for election as directors following the end of each term of his service as a director. In the event that his employment with the Company is terminated, Mr. Saligram will promptly resign from the Board.

Outside Board Positions. Mr. Saligram maintained the outside board positions included in his biography set forth above. During the Term, he is limited to one publicly-traded for-profit outside board position. The Board must approve all participation on outside boards or committees.

Base Salary. During the Term, Mr. Saligram will receive an annual base salary of $900,000, payable in accordance with the Company’s regular payroll practices for senior executives, subject to periodic review by the Compensation Committee of the Board for possible increase.

Bonuses. Mr. Saligram will be eligible for the following bonuses:

•

Sign-On Bonus and Clawback. Within 14 days following the Effective Date, the Company will pay Mr. Saligram a cash sign-on bonus of $250,000 (the “Sign-On Bonus”). If Mr. Saligram terminates employment with the Company without Good Reason as defined in the Employment Agreement within 12 months of the Effective Date, the Sign-On Bonus must be repaid.

•

Annual Incentive Award. During the Term, Mr. Saligram will participate in the Company’s annual cash incentive compensation plans. Awards under these plans are granted pursuant to the OfficeMax Incentive and Performance Plan (the “OMIPP”). Under these plans, Mr. Saligram will be eligible to receive specified percentages of his base salary if targets and performance measures set by the Compensation Committee of the Board are achieved. Mr. Saligram’s annual target cash incentive opportunity will equal at least 100% of his annual base salary in effect at the beginning of the applicable fiscal year, with a maximum potential award not less than 200% of target cash incentive level. For 2010, Mr. Saligram will receive a pro-rated annual incentive award on substantially the same terms as those granted to the Company’s other executive officers on February 11, 2010. This award is described below under “2010 Annual Incentive Award Agreement.”

Option Grants.

•

Initial Option Grant. On the Effective Date, Mr. Saligram will be granted a seven-year nonqualified option (the “Initial Option”) to purchase 375,000 shares of the Company’s common stock. Certain characteristics of the Initial Option are described below under “Nonqualified Stock Option Award Agreement Between the Company and Mr. Saligram Relating to the Initial Option.”

•

Other Option Grant. On the Effective Date, Mr. Saligram will be granted an additional seven-year nonqualified option (the “Other Option”) to purchase 600,000 shares of the Company’s common stock. Certain characteristics of the Other Option are described below under “Nonqualified Stock Option Award Agreement Between the Company and Mr. Saligram Relating to the Other Option.”

Restricted Stock Unit Grant. On the Effective Date, Mr. Saligram will be granted an aggregate of 125,000 restricted stock units (“RSUs”). Certain characteristics of the RSUs are described below under “2010 Restricted Stock Unit Award Agreement – Time Based Between the Company and Mr. Saligram.”

Other Long-Term Incentive Compensation. Commencing with the Company’s 2011 fiscal year and annually thereafter while Mr. Saligram is employed during the Term, the Company will grant to Mr. Saligram long-term incentive compensation awards (which may consist of equity awards, long-term cash awards or other forms of long-term incentive compensation with such terms and conditions as are determined by the Compensation Committee of the Board) consistent with the form and mix provided to the other senior officers of the Company.

Employee Benefits. During the Term, Mr. Saligram will be entitled to participate in the Company’s retirement plans, its fringe benefit and perquisite programs and welfare benefits plans and programs on the same terms as other senior officers of the Company.

Other Benefits. Mr. Saligram will receive certain other specific benefits under his Agreement, including:

•

Relocation. Mr. Saligram will be provided with relocation benefits consistent with the Company’s relocation policy, except as indicated, for expenses incurred in connection with his relocation to the greater Chicago, Illinois area, including receipt of two-months temporary housing and storage with gross-up for applicable taxes consistent with the Company’s standard relocation policy and, if necessary, an additional seven-months of temporary housing and storage without gross-up. Mr. Saligram’s relocation benefit differs from the standard policy in that he will not be required to repay the relocation expenses to the Company if he terminates employment for Good Reason, as defined in the Employment Agreement.

•

Change in Control Agreement. On the Effective Date, Mr. Saligram and the Company will enter into a change in control agreement (the “Change in Control Agreement”). A description of the form of Change in Control Agreement can be found under “Change in Control Agreement” below. If Mr. Saligram’s employment is terminated under circumstances entitling him to severance benefits under the Employment Agreement and the Change in Control Agreement, the severance payments due under the Employment Agreement will be offset by similar payments and benefits provided under the Change in Control Agreement.

•	Director and Officer Liability Insurance. The Company will maintain director and officer liability insurance that covers Mr. Saligram for the Term and for a period of seven years thereafter.

Termination of Employment. The Company and Mr. Saligram will have the right to terminate his employment as set forth below:

•

Death or Disability. Mr. Saligram’s employment will terminate automatically upon Mr. Saligram’s death. The Company will be entitled to terminate Mr. Saligram’s employment because of Mr. Saligram’s disability, as defined in the Employment Agreement.

•

Termination by the Company. The Company may terminate Mr. Saligram’s employment for “Cause” (which requires a certain vote of the Board, as described in the Employment Agreement) or without “Cause.” Cause means Mr. Saligram’s (a) willful and continued failure to substantially perform his duties (subject to certain exceptions described in the Employment Agreement), or (b) Mr. Saligram’s willful engagement in conduct which is materially injurious to the Company, monetarily or otherwise, when such conduct is done not in good faith and is done without reasonable belief that it is in the best interest of the Company.

•

Good Reason. Mr. Saligram may terminate his employment with the Company for “Good Reason” or without “Good Reason.” “Good Reason” means, without Mr. Saligram’s written consent, (a) the assignment to him of any duties materially inconsistent with his responsibilities as an executive officer, or a significant adverse alteration in his responsibilities, provided that election of another executive as President will not constitute Good Reason; (b) a material reduction in Mr. Saligram’s annual base salary (subject to certain exceptions); (c) a material reduction in Mr. Saligram’s target annual incentive award; (d) a requirement that Mr. Saligram be located anywhere that is more than 50 miles from Naperville, IL; (e) a material reduction by the Company in the aggregate benefits and compensation available to Mr. Saligram; (f) a material reduction in long-term equity incentives available to Mr. Saligram (subject to certain exceptions); (g) failure of the Company to obtain a satisfactory agreement from any successor to assume the Employment Agreement; or (h) any material breach of the Employment Agreement by the Company. The Company will have an opportunity to cure an event or circumstance that may constitute Good Reason.

Obligations of the Company Upon Termination.

•

Other Than for Cause, Death or Disability, or for Good Reason. If the Company terminates Mr. Saligram’s employment for any reason other than Cause, death or Disability, or Mr. Saligram terminates his employment for Good Reason, subject to the terms of the Employment Agreement, the Company will pay to Mr. Saligram (a) a lump sum in cash equal to two times Mr. Saligram’s annual base salary immediately prior to the date of termination (without taking into account any reduction that triggered the Good Reason), (b) a lump sum in cash equal to any portion of Mr. Saligram’s annual base salary, accrued (unused) vacation time, and previously earned but unpaid bonus through the date of termination that has not yet been paid, and (c) a pro rata portion of Mr. Saligram’s annual incentive award for the fiscal year in which the termination occurs, based on actual Company performance. Subject to exception in the event that a delay in payment is required under Section 409A of the Internal Revenue Code (“Section 409A”), in addition, the Company will pay or provide to Mr. Saligram all compensation and benefits payable to Mr. Saligram under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the date of termination and Mr. Saligram, his spouse and dependents will for up to 24 months be eligible to participate in Company medical, vision and life insurance at the employee rates. The Company will also reimburse Mr. Saligram 150% of the monthly COBRA premium for such medical and vision insurance coverage (unless a delay in payment is required under Section 409A, in which case the payment will be 100%). In the event that there is a delay in payment under Section 409A, Mr. Saligram will pay the required insurance premiums for such life insurance during the six-month period following termination and the Company will pay Mr. Saligram 150% of such premiums.

•

Upon Death and Disability. If Mr. Saligram’s employment is terminated by reason of his death or Disability during the Term, the Company will pay to Mr. Saligram, his designated beneficiary, or his estate, a lump sum in cash equal to any portion of Mr. Saligram’s annual base salary earned but unpaid through the date of termination, accrued but unused vacation time through the date of termination, and previously earned but unpaid bonus through the date of termination. In addition, the Company will pay or provide to Mr. Saligram all compensation and benefits payable to him under the terms of the Company’s compensation and benefits plans, programs or arrangements as in effect immediately prior to the date of termination.

•

By the Company For Cause; By Mr. Saligram Other Than for Good Reason. If Mr. Saligram’s employment is terminated by the Company for Cause or Mr. Saligram voluntarily terminates employment other than for Good Reason during the Term, Mr. Saligram will be entitled to a lump sum in cash equal to any portion of Mr. Saligram’s annual base salary earned but unpaid through the date of termination, accrued but unused vacation time through the date of termination, and previously earned but unpaid bonus for completed fiscal years. In addition, the Company will pay or provide to Mr. Saligram all compensation and benefits payable to Mr. Saligram under the terms of the Company’s compensation and benefits plans, programs or arrangements as in effect immediately prior to the date of termination.

Section 409A. To the extent any payment under the Employment Agreement is not exempt from Section 409A, the Employment Agreement is intended to comply with the provisions of Section 409A and contains provisions intended to establish the timing, form and treatment of payments to Mr. Saligram accordingly.

Disparagement. The Employment Agreement contains customary non-disparagement provisions.

2. 2010 Annual Incentive Award Agreement

On November 8, 2010, Mr. Saligram will be granted an annual incentive award pursuant to the OMIPP with an annual incentive target of 100% of Mr. Saligram’s 2010 base salary, pro-rated based on the number of days he works during the 2010 fiscal year.

As a condition of payment of the award, both the Company’s 2010 net income from continuing operations available to common shareholders (excluding special items (“Special Items”) included in Company earnings releases in 2010 (“Net Income”)), must be positive and the Company must achieve a minimum earnings from continuing operations before interest and taxes (“EBIT”) threshold for 2010.

If the two threshold requirements described above are met, the amount of award actually earned depends on achievement of three performance metrics during 2010. The three metrics, which are weighted equally are (a) the Company’s 2010 EBIT; (b) the ratio of the Company’s operating profit to gross sales or revenues less returns, allowances, rebates, and coupons (“Net Sales”) for 2010 (“Return on Sales”); and (c) the percentage change in overall Net Sales for the Company for 2010, adjusted for store closures, store openings, business acquisitions, business divestitures, changes in fiscal periods, and excluding the impact of foreign exchange rates (“Same Location Sales Growth”).

If the Company’s 2010 financial performance equals or exceeds the minimum target for any of the metrics, Mr. Saligram will receive a payout based upon the level of performance against the metrics. The minimum payout, if any is made, would be 13% of target award and the maximum payout would be 225% of target award. In order to receive payment of an award, Mr. Saligram must be employed by the Company at the time of payment (subject to exceptions in certain circumstances where a pro-rata payment is made, including termination as a direct result of sale or closure of a Company facility, or Company reduction in force, death, Disability, termination by the Company without Cause or by Mr. Saligram for Good Reason or retirement). “Disability,” “Cause,” and “Good Reason” have the meanings defined in the Employment Agreement. In the event of a change in control, as defined in the award agreement, the vesting of the award may accelerate under certain circumstances described in the agreement.

The form of 2010 Annual Incentive Award Agreement is filed as Exhibit 10.2 to this Report on Form 8-K and is incorporated herein by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the 2010 Annual Incentive Award Agreement.

3. Nonqualified Stock Option Award Agreement Between the Company and Mr. Saligram Relating to the Initial Option.

On November 8, 2010, the Company will enter into a 2010 Nonqualified Stock Option Award Agreement with Mr. Saligram (the “Initial Option Agreement”) in order to grant the Initial Option to purchase 375,000 shares of Company common stock at an exercise price equal to the closing price of the common stock on the New York Stock Exchange on November 8, 2010. The Initial Option will vest and become fully exercisable with respect to 33.33% of the option shares on each of the first three anniversaries of the grant date. The award is subject to all the terms and conditions of the OMIPP.

If Mr. Saligram’s employment with the Company is terminated prior to the third anniversary of the grant date because of death, Disability, by OfficeMax without Cause or by Mr. Saligram for Good Reason, the Initial Option will become fully vested and exercisable immediately upon termination. “Disability,” “Cause,” and “Good Reason” have the meanings defined in the Employment Agreement. If his employment is terminated for any other reason before the third anniversary of the grant date, any unvested options will be forfeited. The Initial Option, to the extent vested, must be exercised on or before the earliest of (a) the seventh anniversary of the grant date, (b) one year after Mr. Saligram terminates employment as a result of death or disability, as long as the non-solicitation and non-competition clauses of the Initial Option Agreement have not been breached, and (c) three months after termination of employment for any other reason. The Initial Option will be cancelled immediately if Mr. Saligram is terminated for Cause. The exercise price may be paid through cashless exercise, transfer of existing stock, or cash.

In the event of a change in control, as defined in the Initial Option Agreement, the vesting of the Initial Options may accelerate under certain circumstances described in the agreement. The Initial Option Agreement includes a non-solicitation and non-compete clause that states that, beginning on the grant date and ending one year after terminating employment with the Company, Mr. Saligram will not (a) commence employment or consult in North America (in the same or similar capacity as he was employed by the Company immediately prior to termination) with a Competitor, as defined in the Initial Option Agreement, (b) solicit any Company customer, as defined in the Initial Option Agreement, to make sales described in the Initial Option Agreement, (c) employ or solicit for employment any person who is, or was within twelve months prior to the officer’s termination date, an employee of the Company or (d) induce any supplier or business relation of the Company to cease doing business with the Company or otherwise interfere in the Company’s relationship with the supplier.

The form of 2010 Nonqualified Stock Option Award Agreement is filed as Exhibit 10.3 to this Report on Form 8-K and is incorporated herein by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Initial Option Agreement.

4. Nonqualified Stock Option Award Agreement Between the Company and Mr. Saligram Relating to the Other Option.

On November 8, 2010, the Company will enter into a 2010 Nonqualified Stock Option Award Agreement with Mr. Saligram (the “Other Option Agreement”) in order to grant the Other Option to purchase 600,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the New York Stock Exchange on November 8, 2010. The Other Option will vest and become fully exercisable with respect to 33.33% of the option shares on each of the first three anniversaries of the grant date.

All other terms of the Other Option Agreement are identical to those of the Initial Option Agreement, except that vesting of the Other Option Agreement does not accelerate upon termination of Mr. Saligram’s employment by the Company without Cause.

The form of 2010 Nonqualified Stock Option Award Agreement is filed as Exhibit 10.4 to this Report on Form 8-K and is incorporated herein by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Other Option Agreement.

5. 2010 Restricted Stock Unit Award Agreement – Time Based Between the Company and Mr. Saligram.

On November 8, 2010, the Company will enter into a Restricted Stock Unit Award Agreement – Time Based with Mr. Saligram to grant him 125,000 RSUs. The award is subject to all the terms and conditions of the OMIPP. The award will vest on a pro rata basis over a three-year restriction period beginning on November 8, 2010 (the “Award Date”). One third of each award will vest on each of the first three anniversaries of the Award Date. If paid, RSUS are paid in whole shares of Company common stock, with any fractional amount paid in cash.

The award agreement provides that if Mr. Saligram’s employment with the Company terminates at any time after the Award Date and before November 8, 2013, all RSUs will both vest and be payable if Mr. Saligram terminates employment as a result of death or Disability or for Good Reason or Mr. Saligram is involuntarily terminated by the Company without Cause. “Disability,” “Cause,” and “Good Reason” have the meanings defined in the Employment Agreement. RSUs may not be sold or transferred prior to vesting. In addition, recipients of the RSUs do not receive dividends and do not have voting rights until the RSUs vest. In the event of a change in control, as defined in the award agreement, the vesting of the RSUs may accelerate under certain circumstances described in the award agreement.

The award agreement includes a non-solicitation and non-compete clause that states that, beginning on the Award Date and ending one year after terminating employment with the Company, Mr. Saligram will not (a) commence employment or consult in North America (in the same or similar capacity as he was employed by the Company immediately prior to termination) with a Competitor, as defined in the award agreement, (b) solicit any Company customer, as defined in the award agreement to make sales described in the agreement, (c) employ or solicit for employment any person who is, or was within twelve months prior to his termination date, an employee of the Company or (d) induce any supplier or business relation of the Company to cease doing business with the Company or otherwise interfere in the Company’s relationship with the supplier.

The Form of the Restricted Stock Unit Award Agreement - Time Based is filed as Exhibit 10.5 to this Report on Form 8-K and is incorporated herein by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the award agreement.

6. Change in Control Agreement

On November 8, 2010, the Company will enter into a Change in Control Agreement with Mr. Saligram. The agreement has an initial term that begins on November 8, 2010 and continues until December 31, 2013. Thereafter, on each January 1, it automatically renews through the second anniversary of such date unless the Company has given the notice required in the agreement.

Under the Change in Control Agreement, Mr. Saligram will receive the benefits provided under the agreement if, after the change in control (or in certain circumstances described in the agreement, prior to the change in control), his employment is terminated, unless such termination is as a result of his death, by the Company for Cause or Disability (each as defined in the Change in Control Agreement) or by Mr. Saligram for other than Good Reason (as defined in the Change in Control Agreement).

Under the Change in Control Agreement, a “change in control” would include any of the following events:

•

any “person”, as defined in the Securities Exchange Act of 1934, as amended, acquiring 25% or more of our outstanding common stock or combined voting power of our outstanding securities, unless that person acquires all such securities directly from the Company;

•	during a two-year period, a majority of our directors being replaced under certain circumstances;

•

a merger or consolidation of the Company with any other corporation (other than a merger or consolidation where a majority of the Company’s directors continue as directors of the combined entity and the outstanding voting securities of the Company immediately prior to such an event continue to represent more than 50% of the combined voting power after such event, or a merger or consolidation implementing a recapitalization approved by the Board where no person acquires 25% or more of the Company’s common stock or voting securities); and

•	approval by our stockholders to liquidate or dissolve the Company or to sell all or substantially all of the Company’s assets in certain circumstances.

The principal benefits under the Agreement upon a Qualifying Termination or Qualifying Early Termination, as defined in the Change in Control Agreement include:

•	full base salary through the termination date;

•

severance pay equal to two times the sum of (a) Mr. Saligram’s annual base salary plus (b) Mr. Saligram’s target annual incentive award for the year in which the termination occurs. This severance payment will be in lieu of any severance pay to which Mr. Saligram would be entitled under the severance pay policy for executive officers; and

•	pay for accrued but unused time off.

If Mr. Saligram’s employment is terminated by the Company for Cause or if Mr. Saligram terminates his employment for other than Good Reason, the Company will pay only his full base salary through the date of termination plus all accrued and unused time off.

In addition, the Company will maintain for up to twenty-four months all life (other than executive life), disability, and accident insurance plans and financial counseling services in which Mr. Saligram was participating immediately prior to the change in control at substantially the same cost to him. In the event that there is a delay in payment required under Section 409A, Mr. Saligram will pay the required insurance premiums for such life, disability and accident insurance during the six-month period following termination and the Company will pay Mr. Saligram 150% of such premiums.

In addition, Mr. Saligram, his spouse and dependents, will for up to 24 months be eligible to participate in Company medical and vision insurance at the employee rates. The Company will also reimburse Mr. Saligram 150% of the monthly COBRA premium for such insurance coverage.

To the extent any payment under the Employment Agreement is not exempt from Section 409A, the Change in Control Agreement is intended to comply with the provisions of Section 409A and contains provisions intended to establish the timing, form and treatment of payments to Mr. Saligram accordingly.

Third, if there is a dispute regarding the agreement, subject to certain exceptions, we will pay reasonable legal fees and expenses that Mr. Saligram incurs to enforce his rights or benefits under the agreement.

The Change in Control Agreement also includes non-solicitation and non-compete clauses that state that, beginning on the award date and ending one year after terminating employment with the Company, Mr. Saligram will not (a) commence employment or consult in North America (in the same or similar capacity as he was employed by the Company immediately prior to termination) with a Competitor, as defined in the agreement, (b) solicit any Company customer, as defined in the agreement, to make sales described in the agreement, (c) employ or solicit for employment any person who is, or was within twelve months prior to his termination date, an employee of the Company or (d) induce any supplier or business relation of the Company to cease doing business with the Company or otherwise interfere in the Company’s relationship with the supplier.

The Change in Control agreement is included in this filing as Exhibit 10.6 and is incorporated herein by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the agreement.

7. Nondisclosure and Fair Competition Agreement

On November 8, 2010, the Company will enter into a nondisclosure and fair competition agreement (the “NFC Agreement”) with Mr. Saligram. This Agreement requires Mr. Saligram to refrain from divulging confidential information of the Company during the course of his employment, except when such disclosure is a necessary part of the performance of Mr. Saligram’s duties and obligations for the Company, and for a period of twelve months thereafter.

The NFC Agreement also includes non-solicitation and non-compete clauses that state that, beginning on the date of the NFC Agreement and ending one year after terminating employment with the Company, Mr. Saligram will not (a) commence employment or consult in North America (in the same or similar capacity as he was employed by the Company immediately prior to termination) with a Competitor, as defined in the NFC Agreement, (b) solicit any Company customer, as defined in the NFC Agreement, to make sales described in the NFC Agreement, (c) employ or solicit for employment any person who is, or was within twelve months prior to his termination date, an employee of the Company or (d) induce any supplier or business relation of the Company to cease doing business with the Company or otherwise interfere in the Company’s relationship with the supplier.

The NFC Agreement is included in this filing as Exhibit 10.7 and is incorporated herein by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the NFC Agreement.

Non-Executive Chairman of the Board

Effective November 8, 2010, the Company’s Lead Independent Director, Rakesh Gangwal, has also been elected its Non-Executive Chairman. In his role as Chairman of the Committee of Outside Directors (Lead Director), Mr. Gangwal received a committee chairman retainer of $30,000 in 2010 in addition to the standard independent director compensation. Effective November 8, 2010, Mr. Gangwal’s chairman retainer will be increased to $125,000.

Restricted Stock Unit Award

On October 13, 2010, the Executive Compensation Committee of the Board granted a performance award to Ms. Deborah A. O’Connor in the form of 14,597 time-based RSUs. The award is subject to all the terms and conditions of the OMIPP. It will vest on a pro rata basis over a three-year restriction period beginning on October 13, 2010 (the “Award Date”) with one third of the award vesting on each anniversary of the Award Date. If paid, RSUS are paid in whole shares of Company common stock, with any fractional amount paid in cash.

The award was granted on the Form of Restricted Stock Unit Award Agreement - Time Based previously filed by the Company as Exhibit 99.1 to its Current Report on Form 8-K filed on August 18, 2010. The description of the agreement set forth in Item 5.02 and the form of agreement set forth therein are incorporated herein by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the award agreement.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 10.1	Employment Agreement between the Company and Ravi Saligram

Exhibit 10.2	Annual Incentive Award Agreement between the Company and Ravi Saligram

Exhibit 10.3	Nonqualified Stock Option Award Agreement between the Company and Ravi Saligram

Exhibit 10.4	Nonqualified Stock Option Award Agreement between the Company and Ravi Saligram

Exhibit 10.5	Restricted Stock Unit Award Agreement – Time-Based between the Company and Ravi Saligram

Exhibit 10.6	Change in Control Letter Agreement between the Company and Ravi Saligram

Exhibit 10.7	Nondisclosure and Fair Competition Agreement between the Company and Ravi Saligram

Exhibit 99.1	OfficeMax Incorporated News Release dated October 13, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 19, 2010

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	Employment Agreement between the Company and Ravi Saligram

Exhibit 10.2	Annual Incentive Award Agreement between the Company and Ravi Saligram

Exhibit 10.3	Nonqualified Stock Option Award Agreement between the Company and Ravi Saligram

Exhibit 10.4	Nonqualified Stock Option Award Agreement between the Company and Ravi Saligram

Exhibit 10.5	Restricted Stock Unit Award Agreement – Time Based between the Company and Ravi Saligram

Exhibit 10.6	Change in Control Letter Agreement between the Company and Ravi Saligram

Exhibit 10.7	Nondisclosure and Fair Competition Agreement between the Company and Ravi Saligram

Exhibit 99.1	OfficeMax Incorporated News Release dated October 13, 2010

Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made by and between OfficeMax Incorporated, a Delaware corporation (the “Company”), and Ravichandra K. Saligram (the “Executive”), dated October 13, 2010 and effective as of the Effective Date (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Company wishes to provide for the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, it is agreed as follows:

1. TERM. The term of this Agreement (the “Term”) and Executive’s employment hereunder shall commence on November 8, 2010 (the “Effective Date”) and end on November 7, 2013, provided that, commencing on November 8, 2013 and on each subsequent anniversary thereof (each, a “Renewal Date”), the Term shall be extended by an additional year unless either party shall have given written notice of non-renewal to the other at least 90 days prior to the applicable Renewal Date.

2. POSITION AND DUTIES.

(a) During the Term the Executive shall serve as the Chief Executive Officer and President of the Company, in each case with such duties and responsibilities as are customarily assigned to such positions, and have such other duties and responsibilities not inconsistent therewith as may from time to time be reasonably assigned to him by the board of directors of the Company (the “Board”). As of the Effective Date or as soon thereafter as practicable, the Company shall cause the Executive to be elected as a member of the Board. Thereafter, while the Executive is employed by the Company during the Term, the Company shall cause the Executive to be included in the slate of persons nominated to serve as directors on the Board following the end of each term of the Executive’s service as a director. Upon any termination of his employment with the Company, the Executive shall promptly resign from the Board and from all other offices held with the Company and its subsidiaries.

(b) During the Term, and excluding any periods of paid time off to which the Executive is entitled, the Executive shall devote his full working attention and time to the business and affairs of the Company and use the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently. The parties agree the Executive shall be permitted to remain in the positions listed on the attached Exhibit A. During the Term, the Executive shall be limited to one publicly traded for-profit outside board position. All participation on outside boards of directors or committees of any kind beyond those listed on Exhibit A are subject to prior approval by the Board. It shall not be considered a violation of the foregoing for the Executive to manage his personal investments.

(c) During the Term, the Executive shall be based at the Company’s principal headquarters in Naperville, Illinois, except for travel reasonably required for the performance of the Executive’s duties hereunder. The Executive shall use commercially reasonable efforts to establish his principal residence in the greater Chicago, Illinois area within six months (the “Relocation Period”) following the Effective Date and maintain his principal residence there during the Term. Notwithstanding the above, if the Executive is unable to sell his home within such six-month period, the Company shall extend the Relocation Period for an additional three months. For the avoidance of doubt, so long as the Executive establishes his principal residence in the greater Chicago, Illinois area prior to the end of the Relocation Period, the fact that the Executive has not sold his current residence prior to the end of the Relocation Period shall not be deemed a breach of this subsection.

3. COMPENSATION.

(a) BASE SALARY. During the Term, the Executive shall receive an annual base salary (“Annual Base Salary”) of $900,000. The Annual Base Salary shall be payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time. During the Term, the Annual Base Salary shall be periodically reviewed by the Executive Compensation Committee of the Board (the “Compensation Committee”) for possible increase. Following any such increase, the term “Annual Base Salary” shall thereafter refer to the Annual Base Salary as so increased.

(b) CASH BONUSES.

(i) SIGN-ON BONUS AND CLAWBACK. Within 14 business days following the Effective Date, the Company shall pay the Executive a lump sum cash sign-on bonus of $250,000 (the “Sign-on Bonus”). If the Executive resigns his employment with the Company within 12 months of the Effective Date without Good Reason as defined herein, then within 14 business days following such resignation the Executive shall repay the Sign-on Bonus to the Company.

(ii) ANNUAL INCENTIVE AWARD. For fiscal years during the Term, the Executive shall participate in annual cash incentive compensation plans, as adopted and approved by the Board or the Compensation Committee from time to time, with targets and performance measures determined by

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the Compensation Committee. The Executive’s annual target cash incentive opportunity pursuant to such plans for each fiscal year shall equal 100% (or such greater percentage as the Board may establish for the Executive from time to time) of the Executive’s Annual Base Salary, with a maximum award not less than 200% of the target cash incentive level. With respect to the award for the Company’s 2010 fiscal year, the Executive’s annual cash incentive award shall be governed by the provisions of the 2003 OfficeMax Incentive and Performance Plan (the “Plan”) (or subsequent plans as adopted by the Company) and an award agreement substantially in the form attached as Exhibit B, and any award under the Plan for 2010 shall be prorated based on the proportion of 2010 fiscal year that the Executive is employed by the Company. All annual cash incentive awards payable to the Executive will be paid at the time the Company normally pays such awards to its senior executives.

(c) STOCK OPTION GRANTS.

(i) INITIAL STOCK OPTION GRANT. On the Effective Date, the Compensation Committee shall grant to the Executive a seven-year nonqualified option (the “Initial Option”) to purchase 375,000 shares of the Company’s common stock (“Company Stock”), which is intended to replace compensation that the Executive is forfeiting as a result of termination of the Executive’s employment with his prior employer. The Initial Option shall have a per share exercise price equal to the closing price of the Company Stock on the New York Stock Exchange on the date of grant. The Initial Option shall vest and become fully exercisable with respect to 33.33% of the shares subject thereto on each of the first three anniversaries of the Effective Date and shall be governed by the provisions of the Plan and an option agreement substantially in the form attached hereto as Exhibit C.

(ii) OTHER STOCK OPTION GRANT. On the Effective Date, the Compensation Committee shall grant to the Executive an additional seven-year nonqualified option (the “Other Option”) to purchase 600,000 shares of Company Stock. The Other Option shall have a per share exercise price equal to the closing price of the Company Stock on the New York Stock Exchange on the date of grant. The Other Option shall vest with respect to 33.33% of the Company Stock subject to the Other Option on each of the first three anniversaries of the Effective Date and shall be governed by the provisions of the Plan and an option agreement substantially in the form attached hereto as Exhibit D.

(d) RESTRICTED STOCK UNIT GRANT. On the Effective Date, the Compensation Committee shall grant to the Executive an aggregate of 125,000 restricted Company Stock units under the Plan (such units, the “Initial Restricted Stock Units”), which is intended to replace compensation that the Executive is forfeiting as a result of termination of the Executive’s employment with

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his prior employer. The Initial Restricted Stock Units shall vest with respect to 33.33% of the Company Stock units on each of the first three anniversaries of the Effective Date and shall be governed by the provisions of the Plan and an agreement substantially in the form attached hereto as Exhibit E.

(e) OTHER LONG-TERM INCENTIVE COMPENSATION. Commencing with the Company’s 2011 fiscal year and annually thereafter while the Executive is employed during the Term, the Company shall grant to the Executive long-term incentive compensation awards which may consist of equity awards, long-term cash awards or other forms of long-term incentive compensation, as determined by the Compensation Committee and consistent with the form and mix provided to other senior officers of the Company. Such shall be awarded at the same time as regular long-term compensation is granted to other senior officers of the Company and shall have terms and conditions (including performance criteria, vesting schedules and acceleration provisions, if any) as determined by the Compensation Committee.

(f) OTHER BENEFITS. While the Executive is employed during the Term: (1) the Executive shall be entitled to participate in all tax-qualified retirement plans of the Company, all fringe benefit and perquisite practices, policies and programs of the Company, and all other employee benefit plans of the Company, in each case as are made available to the senior officers of the Company and (2) the Executive and/or the Executive’s eligible dependents, as the case may be, shall be eligible to participate in all welfare benefit plans, practices, policies and programs provided by the Company, including any medical, prescription, dental, disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs to the same extent, and subject to the same terms and conditions, as such arrangements are made available to the senior officers of the Company.

(g) PAID TIME OFF AND RELOCATION. The Executive shall be credited with 26 days paid time as of the Effective Date. For paid time off purposes only, the Executive will be credited with 12 years of service as of the Effective Date and will accrue paid time off pursuant to the Company’s paid time off policy. Carryover of unused paid time off from year to year shall be according to the terms of the policy. Except as otherwise set forth in this Section 3(g), the Executive shall be provided relocation benefits consistent with the Company’s relocation policy, attached as Exhibit F, for expenses incurred in connection with the relocation of the Executive and his spouse to the greater Chicago, Illinois, area. During the Relocation Period, the Company agrees to provide up to two months temporary housing and storage, plus a gross-up for applicable taxes, and if necessary an additional seven months temporary housing and storage, provided there shall be no gross-up beyond the first two months. Notwithstanding Exhibit F, the Executive shall not be required to repay relocation expense benefits to the Company upon a termination of employment for Good Reason, and “cause” as used in Exhibit F shall have the same meaning given to such term in this Agreement.

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(h) CHANGE IN CONTROL AGREEMENT. On the Effective Date, the Executive and the Company shall enter into a change in control agreement (the “Change in Control Agreement”) substantially in the form as attached hereto as Exhibit G, it being understood that if the Executive’s employment is terminated under circumstances entitling him to severance benefits under this Agreement and the Change in Control Agreement, the severance payments described in Section 5(a) shall be offset (but not below zero) by similar payments and benefits provided under the Change in Control Agreement.

(i) PAYMENT OF FEES. The Company shall pay the Executive a lump sum cash payment equal to $45,000 within 14 days of the Effective Date for fees and expenses incurred by the Executive in connection with the preparation and negotiation of this Agreement.

(j) COBRA. The Company shall reimburse the Executive for the cost of COBRA continuation premiums incurred by him during the period between the Effective Date and the first day of the calendar month that immediately follows the Executive’s first 90 days of employment with the Company.

(k) DIRECTOR AND OFFICER LIABILITY INSURANCE COVERAGE. The Company agrees to maintain reasonable and customary director and officer liability insurance coverage that covers the Executive for the Term and seven years following the end of the Term.

4. TERMINATION OF EMPLOYMENT.

(a) DEATH OR DISABILITY. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Term. “Disability” means that the Executive is disabled within the meaning of the Company’s long-term disability policy or, if there is no such policy in effect, that (i) the Executive has been substantially unable, for a period of 180 consecutive calendar days, to perform the Executive’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and reasonably acceptable to the Executive or the Executive’s legal representative, has determined that the Executive is disabled. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Time”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Time.

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(b) TERMINATION BY THE COMPANY.

(i) The Company may terminate the Executive’s employment during the Term for Cause or without Cause. “Cause” means the Executive’s (1) willful and continued failure to substantially perform his duties with the Company (other than failure resulting from the Executive’s incapacity due to physical or mental illness or injury, or actual or anticipated failure resulting from the Executive’s termination for Good Reason), after a demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, or (2) the Executive’s willful engagement in conduct which is materially injurious to the Company, monetarily or otherwise. For purposes of this Section 4(b)(i), no act or failure to act on the Executive’s part shall be considered “willful” unless done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s act or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until (X) a resolution is duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (excluding the Executive) called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clauses (1) or (2) of this Section 4(b)(i) and specifying the particulars of the Executive’s conduct in detail, and (Y) a copy of this resolution is delivered to the Executive. All decisions by the Company regarding termination for Cause must be supported by clear and convincing evidence.

(c) GOOD REASON.

(i) The Executive may terminate employment for Good Reason or without Good Reason. “Good Reason” shall mean, without the Executive’s express written consent, (a) the assignment to the Executive of any duties materially inconsistent with the Executive’s responsibilities as an executive officer of the Company or a significant adverse alteration in responsibilities, provided that the election of another executive to the position of President of the Company shall not constitute Good Reason; (b) a material reduction in the Executive’s Annual Base Salary (other than in connection with across- the-board salary reduction similarly affecting all executives of the Company and all executives of any entity in control of the Company); (c) a material reduction in the Executive’s annual incentive award target; (d) a requirement that the Executive be based anywhere located more than 50

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miles from Naperville, Illinois, which is the Company’s principal headquarters as of the Effective Date, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations in performing his duties hereunder; (e) a material reduction by the Company in aggregate benefits and compensation available to the Executive, including paid time off, welfare benefits, short-term incentives, pension, life insurance, healthcare and disability benefits, as compared to such benefits and compensation available to the Executive pursuant to this Agreement; (f) a material reduction by the Company in long-term equity incentives available to the Executive (other than in connection with across- the-board long-term equity incentive reductions similarly affecting all executives of the Company and all executives of any entity in control of the Company); (g) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement; or (h) any action or inaction that would constitute a material breach of this Agreement by the Company.

(ii) A termination of employment by the Executive for Good Reason shall be effectuated by delivering a Notice of Termination to the Company within 90 days following the occurrence of the event constituting Good Reason (“Notice of Termination for Good Reason”), which Notice of Termination for Good Reason shall set forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. The Company shall have a 30 day period following the receipt of the Notice of Termination for Good Reason to cure such event or circumstance that constitutes Good Reason. If the Company does not cure the event or circumstance that constitutes Good Reason, the Executive’s employment shall terminate on the date set forth in the Notice of Termination for Good Reason, which date shall not be later than 30 days following the end of the Company’s 30 day cure period.

(d) DATE OF TERMINATION. The “Date of Termination” means the date of the Executive’s death, the Disability Effective Time or the date on which the termination of the Executive’s employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective.

5. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a) OTHER THAN FOR CAUSE, DEATH OR DISABILITY, OR FOR GOOD REASON. If, during the Term, the Company terminates the Executive’s employment for any reason other than Cause, death or Disability, or the Executive terminates his employment for Good Reason, then, subject to Section 13(h) hereof and Section 6 hereof, the Company shall pay to the Executive, on the 60th day following the Date of Termination, a lump sum cash payment equal to two

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times the Executive’s Annual Base Salary (prior to taking into account any reduction that triggered Good Reason) immediately prior to the Date of Termination. In addition, on the first regularly scheduled Company payroll date following the Date of Termination, the Company shall pay to the Executive in a lump sum in cash any portion of the Executive’s Annual Base Salary, accrued, but unused, vacation time, and previously earned but unpaid bonus through the Date of Termination that has not yet been paid. Further, all of the Executive’s then outstanding equity awards shall be treated in accordance with the terms of the plan and agreements evidencing such equity awards. The Company shall also pay or provide to the Executive, in the event of such a termination, all compensation and benefits payable to the Executive under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination, and the Executive, his spouse and dependents shall for a period of up to 24 months following termination of employment be eligible to participate in Company medical, vision and life insurance at the employee (or, if applicable, family) premium and co-pay rates, subject to the following provisions: If a delay is required pursuant to Section 6(b), the Executive will pay the required insurance premiums for such life insurance coverage during the six-month period following the Executive’s termination of employment, and the Company shall pay to the Executive a payment equal to 150% of such premiums that the Executive paid during such period on the first regularly scheduled Company payroll date following the six-month anniversary of the date of the Executive’s termination. Further, in order to receive such continued medical and vision coverage at such rates, the Executive shall be required to pay to the Company at the same time that premium payments are due for the month an amount equal to the full monthly COBRA premium required by the Company under such plans for such coverage. Within five days following receipt of such payment, the Company shall reimburse to the Executive the amount of the monthly COBRA premium payment (the “Health Payment”). In addition, unless a delay is required pursuant to Section 6(b), on each date on which the monthly Health Payment is paid to the Executive, the Company shall pay to the Executive an additional amount equal to 50% of the monthly Health Payment. The Executive shall also be entitled to receive a prorata portion of the Executive’s annual incentive award for the fiscal year in which the Date of Termination occurs based on actual performance and to be paid at the same time as other senior officers of the company receive payments of annual incentive awards.

(b) DEATH AND DISABILITY. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Term, on the first regularly scheduled Company payroll date following the Date of Termination, the Company shall pay to the Executive or, in the case of the Executive’s death, to the Executive’s designated beneficiaries (or, if there is no such beneficiary, to the Executive’s estate or legal representative), in a lump sum in cash any portion of the Executive’s Annual Base Salary, accrued, but unused, vacation time, and previously

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earned but unpaid bonus through the Date of Termination that has not yet been paid. The Company shall also pay or provide to the Executive, in the event of such a termination, all compensation and benefits payable to the Executive under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Term, all of the Executive’s then outstanding equity awards shall be treated in accordance with the terms of the plan and agreements evidencing such equity awards.

(c) BY THE COMPANY FOR CAUSE; BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive’s employment is terminated by the Company for Cause or the Executive voluntarily terminates employment other than for Good Reason during the Term then, (1) first regularly scheduled payroll date following the Date of Termination, the Company shall pay to the Executive in a lump sum in cash any portion of the Executive’s Annual Base Salary, accrued, but unused, vacation time, and bonus earned for completed fiscal years through the Date of Termination that has not been paid; (2) all outstanding equity awards shall be treated according to the provisions of the plan and agreements under which such awards were granted; and (3) the Company shall also pay or provide to the Executive all compensation and benefits payable to the Executive under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination.

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6. SECTION 409A PROVISION.

(a) Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement that are deferred compensation subject to Section 409A may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, whenever payments under this Agreement are to be made in installments, each such installment shall be treated as a separate payment. Except to the extent permitted under Section 409A, in no event may the Executive designate the calendar year of any payment under this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, in all cases, if the Executive is a “specified employee” of the Company for purposes of Section 409A at the time of his separation from service (as determined pursuant to Section 409A) with the Company and if an exception under Section 409A does not apply, any severance payment(s) that constitute deferred compensation subject to Section 409A which are otherwise scheduled to be paid within the six-month period following the Executive’s separation from service shall be delayed so that they will be paid in a lump sum payment to the Executive on the first regularly scheduled Company payroll date following the six-month anniversary of the date of the Executive’s separation from service, which payment will be equal to the severance payment(s) that he would otherwise have received through such payroll date. The Executive is strongly encouraged to consult his own tax, financial and legal advisors regarding the effects of this Agreement on his personal tax situation. If the Executive dies during such six-month period and prior to the payment of the deferred compensation that is required to be delayed on account of Section 409A, such amount shall be paid to the personal representative of the Executive’s estate within 30 days after the Executive’s death.

(c) For purposes of applying the exceptions to Section 409A, the following rules shall apply. Any payments that would otherwise be payable (i) within two and one-half months after the end of the Company’s taxable year containing the date of the Executive’s separation from service, or (ii) within two and one-half months after the Executive’s taxable year containing the date of the

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Executive’s separation from service, whichever occurs later (the “Short Term Deferral Period”), are exempt from Section 409A. Furthermore, any such payments paid after the Short Term Deferral Period are exempt from Section 409A as severance pay due to an involuntary separation from service to the extent that the sum of those payments is equal to or less than the maximum amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (the “Involuntary Separation Amount”) because such payments both are payable only upon the Executive’s “involuntary” separation from service for purposes of Section 409A and must be paid to the Executive no later than the last day of the Executive’s second taxable year following the taxable year in which the Executive’s separation from service occurs. Lastly, any such payments that are paid after the Short Term Deferral Period and otherwise exceed the Involuntary Separation Amount are exempt from Section 409A to the extent such payments in the aggregate do not exceed the applicable dollar amount under Section 402(g)(1)(B) for the year in which the Executive’s separation from service occurs (the “Limited Payments”). Accordingly, the sum of (1) such payments that are paid within the Short Term Deferral Period, (2) such payments paid after the Short Term Deferral Period that do not exceed the Involuntary Separation Amount, and (3) such payments paid after the Short Term Deferral Period that exceed the Involuntary Separation Amount, but only to the extent such payments constitute Limited Payments, are exempt from Section 409A and, therefore, notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” of the Company for purposes of Section 409A, only those payments that are not otherwise exempt from Section 409A under clause (1), (2), and (3) above and that would otherwise have been payable in the first six months following the Executive’s date of separation from service will not be paid to the Executive until the first regularly scheduled payroll date following the six-month anniversary of the date of the Executive’s separation from service, provided that if the Executive dies during such six-month period and prior to the payment of the deferred compensation that is required to be delayed on account of Section 409A, such amount shall be paid to the personal representative of the Executive’s estate within 30 days after the Executive’s death.

(d) To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits provided to the Executive) under this Agreement shall not be subject to liquidation or exchange for another benefit.

7. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify.

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8. FULL SETTLEMENT. Except as provided herein, the Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

9. CONFIDENTIAL INFORMATION; SOLICITATION; DISPARAGEMENT; COMPETITION. The Executive agrees that upon the Effective Date he will enter into a Nondisclosure and Fair Competition Agreement substantially in the form attached as Exhibit H. The Executive agrees that during and after his employment with the Company he shall not make any public statements that disparage the Company, its respective affiliates, employees, officers, directors, products or services. The Company agrees that during and after the Executive’s employment with the Company, no elected officer or director of the Company shall make any public statements that disparage the Executive.

10. DISPUTE RESOLUTION. Except for the Company’s right to seek injunctive relief as set forth in Section 8, all disputes arising under, related to, or in connection with this Agreement arising prior to a Change in Control shall be settled by expedited arbitration conducted before a panel of three arbitrators (with the Company selecting one arbitrator, the Executive selecting the second and the parties agreeing to the third arbitrator) sitting in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding shall be binding on the Company and the Executive. Judgment may be entered on the award of the arbitrators in any court having jurisdiction. All expenses of such arbitration, including legal fees, shall be borne by the respective parties in such arbitration, provided the Company shall reimburse the Executive for his fees and expenses if the Executive prevails on at least one material issue.

11. SUCCESSORS.

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

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(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

12. NO VIOLATIONS. As a material inducement to the Company’s willingness to enter into this Agreement, the Executive represents to the Company that neither the execution of this Agreement by the Executive, the employment of the Executive by the Company nor the performance by the Executive of his duties hereunder will constitute a violation by the Executive of any employment, non-competition or other agreement to which the Executive is a party.

13. MISCELLANEOUS.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

to his principal residence as reflected in the records of the Company

If to the Company:

Executive Vice President and General Counsel
OfficeMax Incorporated
263 Shuman Blvd.
Naperville, IL 60563

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or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 12. Notices and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f) The Executive and the Company acknowledge that this Agreement, the Annual Incentive Award Agreement, the Relocation Policy, the Initial Option Award Agreement, the Other Option Award Agreement, the Initial Restricted Stock Unit Award Agreement, the Change in Control Agreement, the Nondisclosure and Fair Competition Agreement, and the Form of Release constitute the entire understanding of the parties with respect to the subject matter hereof and supersede any other prior agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof and that, following the date hereof, no such agreement or understanding shall be of any further force or effect.

(g) The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.

(h) In connection with any termination of the Executive’s employment, the Executive agrees to execute a release from liability in favor of the Company substantially in the form attached as Exhibit I, and such release must be irrevocable within 60 days from the date of termination.

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(i) The Company and the Executive agree to fully cooperate with respect to the timing and content of any public announcement regarding the hiring of the Executive or the execution of this Agreement.

(j) If the Executive brings a claim to enforce his rights under this Agreement, the Company shall reimburse to the Executive all of the Executive’s legal fees and expenses if the Executive prevails on at least one material issue in such enforcement action.

(k) To the extent necessary to effectuate the terms of this Agreement, terms of this Agreement which must survive the termination of the Executive’s employment or the termination of this Agreement shall so survive.

(l) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad

Title:	EVP and General Counsel

/s/ Ravichandra Salligram
EXECUTIVE

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EXHIBIT F

to Employment Agreement

OfficeMax Employees

Guaranteed Offer Relocation Policy

Benefits At-a-Glance

* This Assistance At-a-Glance document is provided for overview purposes only. For full benefit parameters, eligibility details and important reminders, please see the associated information presented in your Policy document. Your Relocation Counselor can help you confirm your eligibility for each of the possible benefits. *

Benefit	Brief Description *
Miscellaneous Allowance	You will qualify for an Allowance of four weeks’ new salary up to a maximum of $10,000. This allowance can assist you in paying various costs outside of policy.

Home Finding	The Company has designed a Home Finding program with WRRI to assist you with locating a residence at your new location and will reimburse expenses for you and your spouse/partner for two trips, up to a maximum of seven days and six nights.

Home Sale Assistance	The Company will provide assistance in selling your primary residence in the form of professional and aggressive home marketing strategies. Selling your home quickly and for the best price is not only good for you – it is also good for the Company. It expedites your relocation and keeps costs to a minimum. In the unfortunate event that a qualified buyer cannot be secured for your home after aggressive home marketing efforts, the Company will purchase your home for an appraised value offer as a fall-back option.

Home Marketing Allowance	To give your home an edge over the competition and to help it sell faster, OfficeMax will contribute an allowance of 1% of the indicated market/appraised value (not to exceed $3,000) to be used as a buyer incentive.

Home Sale Incentive	The Company strongly encourages you to follow our guidelines and will reward you for doing so with a Home Sale Incentive of up to 2% of the sale price if your home sells to a qualified buyer within 60 days, prior to the establishment of an appraised value and 1% after 60 days (See Appraisal Process).

Equity Advance	During your offer period, you may request an advance of up to 90% on the equity of your home, if needed, for the closing of your home in the new location. (Those impacted by the Sarbanes-Oxley Act of 2002 are not eligible.)

Rental Finder’s Fees	The Company may provide reimbursement of costs associated with obtaining a rented property, including agent’s commission and finder’s fees not to exceed one month’s rent.

New Home Closing Costs	For employees who own their primary residence in the departure location, if you choose to work with a Company-approved lender, specific closing costs are eligible for payment, including loan origination fees, discount points or mortgage broker points up to a maximum of 1% of the purchase price of the property.

Mortgage Assistance	To assist you in obtaining a mortgage, the Company has made an agreement with specific lenders to provide mortgage programs.

Temporary Living	If required to report to work at the new location prior to finding and/or occupying a new permanent residence, temporary living may be necessary. Temporary living is for you and accompanying family members, for a limited amount of time (a maximum of 60 days) and requires you to focus your efforts on obtaining a new residence quickly.

Household Goods - Moving	WRRI will handle arrangements for the movement of your household goods. Your Relocation Counselor will discuss your options and help you select the right services to expedite a cost-effective move. The Company will be billed directly from the carrier for the cost of shipping your household goods.

Household Goods - Storage	Storage, if necessary, is available for up to 60 days at the new location site.

©2008 Weichert Relocation Resources Inc.

Benefit	Brief Description *
Household Goods - Vehicles	The Company may pay the cost of moving up to two automobiles, provided the distance of your move is greater than 500 miles. If the distance is less than 500 miles, mileage will be reimbursed (at IRS relocation mileage reimbursement rates) for up to two vehicles.

Final Move Trip	Actual travel and lodging expenses incurred by you and your accompanying family members for the final move to the new location.

Spouse/Partner Career Assistance	Appropriate transition support and job search assistance through coaching, customized research and materials as needed, by a personal consultant who provides on-going support before, during and after the move, up to a maximum of $1,500.

Tax Gross-up Assistance	A tax “gross-up” will be made to help protect you on the taxes due from certain non-deductible relocation expenses.

Repayment Agreement	If you leave OfficeMax’s employment voluntarily or are discharged for cause at any time during the two-year period following your date of transfer, there will be repayment of relocation expense benefits to OfficeMax. Please refer to actual agreement for details.

©2008 Weichert Relocation Resources Inc.

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EXHIBIT I

to Employment Agreement

WAIVER OF CLAIMS AND GENERAL RELEASE

As this is a legal document, OfficeMax Incorporated (“the Company”) hereby advises Executive in writing to consult with an attorney prior to executing this Waiver of Claims and General Release (or the “Agreement”).

In consideration of the Benefits set forth in this Agreement and for other good and valuable consideration, the undersigned Executive agrees as follows:

1. Benefits Pursuant to [Executive’s Employment Agreement dated October     , 2010 (the “Employment Agreement”)] [the change in control letter agreement between Executive and the Company dated October     , 2010 (the “Change in Control Agreement”)], and as a result of [the Company’s decision to terminate Executive’s employment for other than Cause, death or Disability, or the Executive’s decision to terminate the Executive’s employment for Good Reason] [the Executive’s Qualifying Termination or Qualifying Early Termination], the Company, subject to Executive’s execution of this Agreement and the expiration of the revocation period described in Section 3 of this Agreement prior to the sixtieth day following Executive’s Date of Termination, shall pay or provide the payments and benefits set forth in [the Employment Agreement] [the Change in Control Agreement]. The Company agrees to maintain reasonable and customary director and officer liability insurance coverage that covers Executive for seven years following the Executive’s termination of employment with the Company.

In the event that the revocation period described in Section 3 of this Agreement has not expired prior to the sixtieth day following the Date of Termination, the payments and benefits described in [the Employment Agreement] [the Change in Control Agreement] will be forfeited. Capitalized terms in this Section 1 which are not defined in this Agreement shall be as defined in the [Employment] [Change in Control] Agreement.

2. Waiver of Claims and General Release

a. Executive, on behalf of himself, and Executive’s spouse, heirs, executors, administrators, children, and assigns, does hereby release and discharge the Company and its parents, subsidiaries, affiliates, related organizations and employee benefit plans, and all of their respective officers, trustees, directors, Associates, agents and shareholders (in their official and personal capacities), and all of their successors and assigns from and for all suits, causes of action, claims and demands, whether known or unknown, that Executive has or may have as of the date that Executive executes this Waiver of Claims and General Release, including without limitation, those arising out of, or in any way related to Executive’s employment with and termination of employment from the Company. This Waiver of Claims and General Release includes but is not limited to all claims in common law, contract and tort, including but not limited to claims for wrongful or retaliatory discharge, breach of express or implied contract, defamation or intentional infliction of emotional distress, and any claims under any federal, state and local statute, ordinance and regulation, including but not limited to Title VII of the

Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, The Worker Adjustment and Retraining Notification Act of 1988, the National Labor Relations Act, the Age Discrimination in Employment Act (the “ADEA”), the Americans with Disabilities Act, the Family and Medical Leave Act, the Employees Retirement Income Security Act, the Equal Pay Act, and state or local employment discrimination and wage payment laws.

This Waiver of Claims and General Release (1) does not prevent or prohibit Executive from filing a charge or complaint with any state or federal agency or to cooperate or participate in any such matter even though Executive has waived and released all claims for any personal recovery and (2) does not include the release of (i) any vested benefits for which Executive is eligible in accordance with the express and written terms of the respective employee benefit plans (including pension plans) or programs in which Executive participates; (ii) rights accruing to Executive solely under this Agreement (including the payments and benefits described in Section 1 of this Agreement); (iii) claims to indemnification or insurance coverage provided under the Company’s certificate of incorporation, by-laws, and “D&O coverage” insurance policy that Executive may have with respect to any claims made or threatened against Executive in Executive’s capacity as a director, officer or employee of the Company; (iv) any rights or claims that Executive has relating to Executive’s outstanding equity rights or options to receive shares of common stock of the Company, as well as any shares of common stock of the Company that Executive owns and (v) claims that cannot be released as a matter of law or that arise after the date of this Agreement.

b. If a court of competent jurisdiction determines that Executive brings a claim waived under the first paragraph of Section 2(a), the Company shall be relieved of all obligations under this Agreement in addition to any other damages or relief a court may award; provided, however, that this Section 2(b) shall not apply to (i) claims under the ADEA or actions challenging the validity of the release of claims under the ADEA or (ii) the “whistleblower” provisions under the Dodd–Frank Wall Street Reform and Consumer Protection Act, the Sarbanes–Oxley Act or applicable State law; provided, further, that nothing in this agreement is intended or should be construed to mean that the release of claims under the ADEA is unenforceable, it being the parties’ intent that all such claims are being released.

c. The Company does not admit, and to the contrary, expressly denies, that it engaged in any unlawful or wrongful conduct with respect to Executive’s employment or otherwise.

3. Period to Consider Agreement and Revocation Period

Executive hereby acknowledges that he has been given at least twenty-one (21) calendar days to consider this Waiver of Claims and General Release and if Executive decides to accept its terms, he understands and agrees that he must return one (1) executed copy to the Company (to the person identified below in this Section 3) on or prior to the end of such twenty-one (21) day period.

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Executive has the right to revoke this Waiver of Claims and General Release within seven (7) calendar days after execution. Executive understands that he will not receive the Benefits described in Section 1 if he revokes. This Agreement shall not become effective until the revocation period has expired without an effective revocation.

Notice of revocation must be timely given in writing and received by the Company via personal delivery, overnight courier or U.S. Mail, postage prepaid, to:

General Counsel

OfficeMax Incorporated

263 Shuman Blvd.

Naperville, IL 60563

4. Cooperation Non-disparagement and Confidentiality

a. Executive understands and agrees that he is required to return all property, records and information of the Company, including any copies, to the Company. Executive further agrees that, during the two-year period following his termination of employment, Executive shall reasonably cooperate with the Company and/or its lawyers in connection with the legal affairs of the Company, on reasonable request and on terms and conditions mutually agreeable between Executive and the Company. The Company shall pay or reimburse Executive for Executive’s reasonable out-of-pocket costs and expenses in connection therewith.

b. Executive specifically agrees to preserve the confidentiality of all confidential and proprietary information of the Company, which information does not include any information that is in the public domain or disclosed by someone other than Executive. Executive also agrees to not disparage the Company in any way. The Company agrees that neither it nor any of its elected officers or directors will disparage Executive in any way.

5. Miscellaneous

Executive further acknowledges and agrees that:

a. He has read and understands the terms of this Waiver of Claims and General Release and knowingly and voluntarily enters into this Agreement;

b. The benefits provided to Executive under this Agreement are greater than the benefits that he would otherwise have been legally entitled to receive;

c. Executive understands and agrees that if any phrase, sentence or Section of this Agreement shall to any extent be held invalid, then the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected hereby, and all other phrases, sentences and paragraphs of this instrument shall be valid and enforced to the fullest extent permitted by law; and

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d. This Agreement describes all benefits to which Executive is entitled in connection with his termination of employment.

6. Governing Law.

For enforcement purposes, this Agreement shall be governed and construed according to the laws of the state of Delaware, without giving effect to any conflict of laws provisions.

AGREED:

Date:
Ravichandra K. Saligram

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Exhibit 10.2

Form of

OFFICEMAX INCORPORATED

2010 Annual Incentive Award Agreement

This potential Annual Incentive Award (the “Award”) is granted on November 8, 2010 (the “Award Date”), by OfficeMax Incorporated (the “Company”) to Ravichandra Saligram (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan, as may be amended from time to time (the “Plan”), and the following terms and conditions of this agreement (the “Agreement”):

1.	Terms and Conditions. The Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.	Definitions. For purposes of this Award, the following terms shall have the meanings stated below.

2.1.	“Award Period” means the Company’s fiscal year ending in 2010.

2.2.	“Base Salary” means your annual pay rate in effect at the end of the Award Period, (a) including any amounts deferred pursuant to an election under any 401(k) plan, pre-tax premium plan, deferred compensation plan, or flexible spending account sponsored by the Company or any Subsidiary, (b) but excluding any incentive compensation, employee benefit, or other cash benefit paid or provided under any incentive, bonus or employee benefit plan sponsored by the Company or any Subsidiary, and/or any excellence award, gains upon stock option exercises, restricted stock grants or vesting, moving or travel expense reimbursement, imputed income, or tax gross-ups, without regard to whether the payment or gain is taxable income to you.

2.3.	“EBIT” means the Company’s earnings from continuing operations before interest and taxes for the Award Period, as calculated by the Company in its sole and complete discretion.

2.4.	“Net Sales” means the Company’s gross sales or revenues less returns, allowances, rebates, and coupons for the Award Period, as calculated by the Company in its sole and complete discretion.

2.5.	“Return on Sales” means the ratio of the Company’s operating profit to Net Sales, expressed as a percentage, for the Award Period, as calculated by the Company in its sole and complete discretion.

2.6.	“Same Location Sales Growth” means the percentage change in overall Net Sales for the Company during the Award Period, adjusted for store closures, store openings, business acquisitions, business divestitures, changes in fiscal periods, and excluding the impact of foreign exchange rates, all as calculated by the Company in its sole and complete discretion.

3.	Target Award. You are hereby awarded a target Award of 100% of your Base Salary, pro rated based on the number of days during the Award Period that you were employed with the Company and were eligible to participate in the Plan divided by the total number of days in the Award Period (referred to herein as your “Target Award”), subject to the terms and conditions set forth in the Plan and this Agreement.

4.

Minimum Performance Measurement. As a condition of payment of the Award, both the Company’s net income from continuing operations available to common shareholders excluding special items for the Award Period, as disclosed and discussed in the earnings release, must be

positive and the Company must achieve a minimum EBIT threshold of $        . If both of the above minimum performance measurements are achieved, you may be eligible to receive up to 225% of your Target Award. The actual amount of your Award will be determined pursuant to and in accordance with paragraph 5.

5.	Award Calculation. Your Award will be calculated as follows:

5.1.	Based on the Company’s EBIT, Return on Sales, and Same Location Sales Growth, as weighted below, a payout amount will be determined using the chart below:

EBIT (in Millions) Weight: 33.34% of Target Award	Return on Sales (percentage) Weight: 33.33% of Target Award	Same Location Sales Growth (percentage) Weight: 33.33% of Target Award	Percentage of Target Award Paid to You*
225%
150%
100%
50%
13%
0%
*	The applicable percentage is separately applied to each weighted performance measurement.

5.2.	General Terms.

5.2.1	Payout multiples between the percentages and numbers indicated on the chart above will be calculated using straight-line interpolation, except that no straight-line interpolation shall apply within the EBIT and Return on Sales ranges associated with a 100% of your Target Award payout.

5.2.2	Any Award that is earned will be paid in cash as soon as practicable after the Award Period, but in no event later than March 15 of the year following the year in which the Award Period ended.

6.	Effect of Termination of Employment. If you terminate employment at any time on or after the Award Date and before the Award is paid, your Award will be treated as follows:

6.1.	If your termination of employment is a direct result of the sale or permanent closure of any facility or operating unit of the Company or any Subsidiary, or a bona fide curtailment, or a reduction in workforce, as determined by the Company in its sole and complete discretion, and you execute a waiver/release in the form required by the Company, you will receive a pro rata Award, if an Award is paid, based on the number of days during the Award Period that you were employed with the Company and were eligible to participate in the Plan divided by the total number of days in the Award Period that you were eligible to participate in the Plan.

6.2.	If your termination of employment is a result of your death or Disability (as defined in your Employment Agreement with the Company, dated October , 2010 (the “Employment Agreement”), or your employment is terminated by the Company without Cause or by you for Good Reason (as such terms are defined in the Employment Agreement), you will receive a pro rata Award, if an Award is paid, calculated as provided in paragraph 6.1.

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6.3.	If, at the time of your termination, you are at least age 55 and have completed at least 10 years of employment with the Company, as determined by the Company in its sole and complete discretion, you will receive a pro rata Award, if an Award is paid, calculated as provided in paragraph 6.1.

6.4.	Except to the extent expressly specified in the Employment Agreement or in this paragraph 6, you must be actively employed by the Company or its Subsidiary on the date Awards are paid in order to be eligible to receive payment of an Award. You have no vested interest to the Award prior to the Award actually being paid to you by the Company. If you terminate employment with the Company for any reason before the Award is paid, whether your termination is voluntary or involuntary, with or without cause, you will not be eligible to receive payment of any Award for the Award Period except to the extent expressly specified in the Employment Agreement or in this paragraph 6.

7.	Right of the Committee. The Committee reserves the right to reduce or eliminate the Award for any reason, regardless of the amount or level of EBIT, Net Sales, Return on Sales, Same Location Sales Growth, and/or net income from continuing operations available to common shareholders excluding special items, as disclosed and discussed in the earnings release, that is achieved.

8.	Change in Control. In the event of a Change in Control prior to the end of the Award Period, the continuing entity may continue this Award. Notwithstanding any provisions of this Agreement or the Plan to the contrary, if the continuing entity does not so continue this Award, this Award shall become immediately fully vested and 100% of your Target Award shall be payable as of the date of such Change in Control. “Change in Control” shall mean a “change in control of the Company” as defined in the change in control letter agreement between you and the Company dated November 8, 2010.

You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before             , 2010, or the Award will be forfeited. Return your executed Agreement to: Pam Delaney, OfficeMax, Compensation Department, 263 Shuman Boulevard, Naperville, Illinois 60563.

OfficeMax Incorporated	Awardee:	Ravichandra Saligram (Pers ID)

Bruce Besanko Executive Vice President
Chief Financial Officer and Chief Administrative Officer	Signature

Printed Name

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Exhibit 10.3

Form of

OfficeMax Incorporated

2010 Nonqualified Stock Option Award Agreement

Chief Executive Officer (U.S.)

This Nonqualified Stock Option Award (the “Award”) is granted on November 8, 2010 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to Ravichandra Saligram (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan, as may be amended from time to time (the “Plan”), and the following terms and conditions of this agreement (the “Agreement”):

1.	Terms and Conditions. Your Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.	Award. You are hereby awarded a Nonqualified Stock Option (the “Option”) to purchase up to 375,000 shares of Stock at a price of $ XXXX per share (the “Grant Price”), subject to the terms and conditions of the Plan and this Agreement.

3.	Vesting and Exercisability. Subject to paragraphs 4 and 5, the Option shall become vested and exercisable as follows:

(a)	On each of the first three anniversaries of the Award Date, if you are then employed with OfficeMax, the Option shall become vested and exercisable with respect to one-third of the shares of Stock subject to the Option. If your employment with OfficeMax is terminated before the third anniversary of the Award Date because of your death or Disability, by OfficeMax without Cause, or by you for Good Reason, the Option shall become fully vested and exercisable immediately upon your termination of employment. If your employment with OfficeMax terminates for any other reason before the third anniversary of the Award Date, any portion of the Option that is not then vested and exercisable pursuant to the preceding sentences will be forfeited upon your termination of employment. For purposes of this Agreement, “Cause,” “Good Reason” and “Disability” shall be defined in your Employment Agreement with OfficeMax, dated October __, 2010.

(b)	The Option, to the extent vested, must be exercised on or before the earliest of the following:

(i)	the seventh anniversary of the Award Date;

(ii)	one year after your employment with OfficeMax is terminated because of your death or Disability, provided that you have not, as of the date of the exercise of the Option, violated the provisions of paragraph 8 below;

(iii)	three months after your termination of employment for any other reason.

Notwithstanding the foregoing, if the Option may not be exercised due to a Black-Out Period within the three business days prior to the normal expiration date of the Option, then the expiration date of the Option shall be extended for a period of 30 days following the end of the Black-Out Period or such longer period as permitted by the Committee.

4.	Termination for Cause. The Option shall be canceled immediately (even if the Option had previously vested fully or partially) if you are terminated for Cause.

5.

Change in Control. In the event of a Change in Control prior to the third anniversary of the Award Date, the continuing entity may either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will vest according to the terms of the applicable award agreement. Notwithstanding any provisions of this Agreement or the Plan to the contrary, if the continuing entity does not so continue or replace this Award, or if you experience a “qualifying termination”, the Option shall become fully vested and exercisable immediately upon the Change in Control, or, in the case of your qualifying termination, upon the date of your qualifying termination for a period of one year from your termination date; provided, that paragraph 3(a) shall still apply with respect to death and Disability. “Change in Control” shall mean a “change in control of the Company” as defined in the change in control letter agreement between you and OfficeMax dated November 8, 2010, and “qualifying termination” shall have the meaning given to such term in such agreement.

6.	Exercise. You may exercise the Option upon notice and payment of the Grant Price by any of the following methods, unless disallowed by law:

(a)	broker assisted exercise;

(b)	Stock already owned by you;

(c)	cash; or

(d)	such other methods as may be approved from time to time by the Plan administrator.

You may elect to receive the proceeds of the exercise in either cash or Stock (whole shares only). If the Fair Market Value of a share of Stock on the expiration date of the Option exceeds the exercise price of the Option, the Option will be automatically exercised upon such expiration date.

7.	Tax Withholding. The amount of shares of Stock to be paid to you will be reduced by that number of shares of Stock having a Fair Market Value equal to the required minimum federal and state withholding amounts triggered by the exercise of your Option, provided that you do not satisfy such withholding requirements in cash or through Stock already owned by you. To the extent a fractional share of Stock is needed to satisfy such tax withholding, the number of shares of Stock withheld will be rounded up to the next whole number.

8.	Non-Solicitation and Non-Compete. To the maximum extent allowable under applicable state law, for the period beginning on the Award Date and ending 12 months following your termination of employment with OfficeMax, whether such termination is voluntary or involuntary (or for a period of 12 months after a final judgment or injunction enforcing this covenant), you agree not to, directly as an employee or indirectly as a consultant or contractor, without the prior written consent of OfficeMax, be employed in North America in the same or similar capacity as you were employed by OfficeMax immediately prior to termination of employment, by another business entity or person for whom greater than 35% of its North American revenues are comprised of the direct sale or distribution of office supplies, office furniture, technology-related office products or computer consumables actually sold by OfficeMax, print and document services, or related office products or services (a “Competitor”). The parties agree that the term Competitor shall not include any business entity or person principally engaged in the manufacture and distribution of computer hardware, software or peripherals. In agreeing to this restriction, you specifically acknowledge the substantial value to OfficeMax of its confidential information and your intimate knowledge of OfficeMax’s business and agree that such constitutes goodwill and a protectable interest of OfficeMax.

In addition to the foregoing and not in limitation thereof, for all periods beginning upon the Award Date and ending 12 months after your termination of employment with OfficeMax for whatever reason, you agree that you shall not directly or indirectly, for your benefit or on behalf of any other party (other than OfficeMax):

(a)	solicit or attempt to solicit any customer of OfficeMax for the purpose of selling, distributing, purchasing or obtaining office supplies, office furniture, technology-related office products or computer consumables actually sold by OfficeMax, print and document services, or related office products or services. For purposes hereof, a customer of OfficeMax shall mean any person or business to whom OfficeMax sold or distributed greater than $50,000 of office supplies, office furniture, technology-related office products or computer consumables, print and document services, or related office products and services during the last 12 months you were employed by OfficeMax,

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(b)	solicit or discuss potential employment opportunities with any employee of OfficeMax (other than for opportunities with OfficeMax) or induce or attempt to induce any employee of OfficeMax to leave the employ of OfficeMax, or in any way interfere with the relationship between OfficeMax and any employee thereof without the prior express written consent of OfficeMax,

(c)	offer, hire or cause to be offered or hired any person who was employed by OfficeMax at any time during the 12 months prior to the termination of your employment with OfficeMax, or

(d)	induce or attempt to induce any supplier, or other business relation of OfficeMax to cease doing business with OfficeMax or in any way interfere with the relationship between any such supplier or business relation and OfficeMax (including without limitation making any negative statements or communications about OfficeMax).

9.	Severability. In case any one or more of the terms contained in paragraph 8 shall for any reason become invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other terms herein, but such terms shall be deemed deleted and such deletion shall not affect the validity of the other terms of this Agreement. In addition, if any one or more of the terms contained in paragraph 8 shall for any reason be held by a court of competent jurisdiction to be excessively broad or unreasonable with regard to duration, scope, or area, the terms shall be construed in a manner to enable it to be enforced to the maximum extent permitted by applicable law, and any such court shall have the power to modify such term.

10.	Enforcement. You understand that the breach of this Agreement will cause immediate, irreparable, and immeasurable injury to OfficeMax, and therefore agree that in addition to any other rights OfficeMax has in order to enforce this Agreement, OfficeMax shall be entitled to injunctive relief without bond or other security by any competent court to enjoin and restrain the breach of this Agreement.

11.	Use of Personal Data. By executing this Agreement, you hereby agree freely, and with your full knowledge and consent, to the collection, use, processing and transfer (collectively, the “Use”) of certain personal data such as your name, salary, nationality, job title, position evaluation rating along with details of all past awards and current awards outstanding under the Plan (collectively, the “Data”), for the purpose of managing and administering the Plan. You further acknowledge and agree that OfficeMax and/or any of its Affiliates may make Use of the Data amongst themselves and/or any other third parties assisting OfficeMax in the administration and management of the Plan (collectively, the “Data Recipients”). In keeping therewith, you hereby further authorize any Data Recipient, including Data Recipients located in foreign jurisdictions, to continue to make Use of the Data, in electronic or other form, for the purposes of administering and managing the Plan, including without limitation, any necessary Use of such Data as may be required for the subsequent holding of shares on your behalf by a broker or other third party with whom you may elect to deposit any shares acquired through the Plan.

OfficeMax shall, at all times, take all commercially reasonable efforts to ensure that appropriate safety measures shall be in place to ensure the confidentiality of the Data, and that no Use will be made of the Data for any purpose other than the administration and management of the Plan. You may, at any time, review your Data and request necessary amendments to such Data. You may withdraw your consent to Use of the Data herein by notifying OfficeMax in writing at the address specified in paragraph 12; however by withdrawing your consent to use Data, you may affect your eligibility to participate in the Plan.

By executing this Agreement you hereby release and forever discharge OfficeMax from any and all claims, demands, actions, causes of action, damages, liabilities, costs, losses and expenses arising out of, or in connection with, the Use of the Data including, without limitation, any and all claims for invasion of privacy, defamation and any other personal, moral and/or property rights.

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12.	Acceptance of Terms and Conditions. You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before or the Award will be forfeited. Return your executed Agreement to: Latrice Greyer by mail at OfficeMax, 263 Shuman Boulevard (5E217), Naperville, Illinois 60563 or by fax at 1-630-647-3722.

OfficeMax Incorporated	Awardee:	Ravichandra Saligram (Pers ID)

Signature:

Bruce Besanko Executive Vice President, Chief Financial Officer & Chief Administrative Officer	Date:

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Exhibit 10.4

Form of

OfficeMax Incorporated

2010 Nonqualified Stock Option Award Agreement

Chief Executive Officer (U.S.)

This Nonqualified Stock Option Award (the “Award”) is granted on November 8, 2010 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to Ravichandra Saligram (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan, as may be amended from time to time (the “Plan”), and the following terms and conditions of this agreement (the “Agreement”):

1.	Terms and Conditions. Your Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.	Award. You are hereby awarded a Nonqualified Stock Option (the “Option”) to purchase up to 600,000 shares of Stock at a price of $ XXXX per share (the “Grant Price”), subject to the terms and conditions of the Plan and this Agreement.

3.	Vesting and Exercisability. Subject to paragraphs 4 and 5, the Option shall become vested and exercisable as follows:

(a)	On each of the first three anniversaries of the Award Date, if you are then employed with OfficeMax, the Option shall become vested and exercisable with respect to one-third of the shares of Stock subject to the Option. If your employment with OfficeMax is terminated before the third anniversary of the Award Date because of your death or Disability, or by you for Good Reason, the Option shall become fully vested and exercisable immediately upon your termination of employment. If your employment with OfficeMax terminates for any other reason before the third anniversary of the Award Date, any portion of the Option that is not then vested and exercisable pursuant to the preceding sentences will be forfeited upon your termination of employment. For purposes of this Agreement, “Cause,” “Good Reason” and “Disability” shall be defined in your Employment Agreement with OfficeMax, dated October __, 2010.

(b)	The Option, to the extent vested, must be exercised on or before the earliest of the following:

(i)	the seventh anniversary of the Award Date;

(ii)	one year after your employment with OfficeMax is terminated because of your death or Disability, provided that you have not, as of the date of the exercise of the Option, violated the provisions of paragraph 8 below;

(iii)	three months after your termination of employment for any other reason.

Notwithstanding the foregoing, if the Option may not be exercised due to a Black-Out Period within the three business days prior to the normal expiration date of the Option, then the expiration date of the Option shall be extended for a period of 30 days following the end of the Black-Out Period or such longer period as permitted by the Committee.

4.	Termination for Cause. The Option shall be canceled immediately (even if the Option had previously vested fully or partially) if you are terminated for Cause.

5.

Change in Control. In the event of a Change in Control prior to the third anniversary of the Award Date, the continuing entity may either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will vest according to the terms of the applicable award agreement. Notwithstanding any provisions of this Agreement or the Plan to the contrary, if the continuing entity does not so continue or replace this Award, or if you experience a

“qualifying termination”, the Option shall become fully vested and exercisable immediately upon the Change in Control, or, in the case of your qualifying termination, upon the date of your qualifying termination for a period of one year from your termination date; provided, that paragraph 3(a) shall still apply with respect to death and Disability. “Change in Control” shall mean a “change in control of the Company” as defined in the change in control letter agreement between you and OfficeMax dated November 8, 2010, and “qualifying termination” shall have the meaning given to such term in such agreement.

6.	Exercise. You may exercise the Option upon notice and payment of the Grant Price by any of the following methods, unless disallowed by law:

(a)	broker assisted exercise;

(b)	Stock already owned by you;

(c)	cash; or

(d)	such other methods as may be approved from time to time by the Plan administrator.

You may elect to receive the proceeds of the exercise in either cash or Stock (whole shares only). If the Fair Market Value of a share of Stock on the expiration date of the Option exceeds the exercise price of the Option, the Option will be automatically exercised upon such expiration date.

7.	Tax Withholding. The amount of shares of Stock to be paid to you will be reduced by that number of shares of Stock having a Fair Market Value equal to the required minimum federal and state withholding amounts triggered by the exercise of your Option, provided that you do not satisfy such withholding requirements in cash or through Stock already owned by you. To the extent a fractional share of Stock is needed to satisfy such tax withholding, the number of shares of Stock withheld will be rounded up to the next whole number.

8.	Non-Solicitation and Non-Compete. To the maximum extent allowable under applicable state law, for the period beginning on the Award Date and ending 12 months following your termination of employment with OfficeMax, whether such termination is voluntary or involuntary (or for a period of 12 months after a final judgment or injunction enforcing this covenant), you agree not to, directly as an employee or indirectly as a consultant or contractor, without the prior written consent of OfficeMax, be employed in North America in the same or similar capacity as you were employed by OfficeMax immediately prior to termination of employment, by another business entity or person for whom greater than 35% of its North American revenues are comprised of the direct sale or distribution of office supplies, office furniture, technology-related office products or computer consumables actually sold by OfficeMax, print and document services, or related office products or services (a “Competitor”). The parties agree that the term Competitor shall not include any business entity or person principally engaged in the manufacture and distribution of computer hardware, software or peripherals. In agreeing to this restriction, you specifically acknowledge the substantial value to OfficeMax of its confidential information and your intimate knowledge of OfficeMax’s business and agree that such constitutes goodwill and a protectable interest of OfficeMax.

In addition to the foregoing and not in limitation thereof, for all periods beginning upon the Award Date and ending 12 months after your termination of employment with OfficeMax for whatever reason, you agree that you shall not directly or indirectly, for your benefit or on behalf of any other party (other than OfficeMax):

(a)	solicit or attempt to solicit any customer of OfficeMax for the purpose of selling, distributing, purchasing or obtaining office supplies, office furniture, technology-related office products or computer consumables actually sold by OfficeMax, print and document services, or related office products or services. For purposes hereof, a customer of OfficeMax shall mean any person or business to whom OfficeMax sold or distributed greater than $50,000 of office supplies, office furniture, technology-related office products or computer consumables, print and document services, or related office products and services during the last 12 months you were employed by OfficeMax,

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(b)	solicit or discuss potential employment opportunities with any employee of OfficeMax (other than for opportunities with OfficeMax) or induce or attempt to induce any employee of OfficeMax to leave the employ of OfficeMax, or in any way interfere with the relationship between OfficeMax and any employee thereof without the prior express written consent of OfficeMax,

(c)	offer, hire or cause to be offered or hired any person who was employed by OfficeMax at any time during the 12 months prior to the termination of your employment with OfficeMax, or

(d)	induce or attempt to induce any supplier, or other business relation of OfficeMax to cease doing business with OfficeMax or in any way interfere with the relationship between any such supplier or business relation and OfficeMax (including without limitation making any negative statements or communications about OfficeMax).

9.	Severability. In case any one or more of the terms contained in paragraph 8 shall for any reason become invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other terms herein, but such terms shall be deemed deleted and such deletion shall not affect the validity of the other terms of this Agreement. In addition, if any one or more of the terms contained in paragraph 8 shall for any reason be held by a court of competent jurisdiction to be excessively broad or unreasonable with regard to duration, scope, or area, the terms shall be construed in a manner to enable it to be enforced to the maximum extent permitted by applicable law, and any such court shall have the power to modify such term.

10.	Enforcement. You understand that the breach of this Agreement will cause immediate, irreparable, and immeasurable injury to OfficeMax, and therefore agree that in addition to any other rights OfficeMax has in order to enforce this Agreement, OfficeMax shall be entitled to injunctive relief without bond or other security by any competent court to enjoin and restrain the breach of this Agreement.

11.	Use of Personal Data. By executing this Agreement, you hereby agree freely, and with your full knowledge and consent, to the collection, use, processing and transfer (collectively, the “Use”) of certain personal data such as your name, salary, nationality, job title, position evaluation rating along with details of all past awards and current awards outstanding under the Plan (collectively, the “Data”), for the purpose of managing and administering the Plan. You further acknowledge and agree that OfficeMax and/or any of its Affiliates may make Use of the Data amongst themselves and/or any other third parties assisting OfficeMax in the administration and management of the Plan (collectively, the “Data Recipients”). In keeping therewith, you hereby further authorize any Data Recipient, including Data Recipients located in foreign jurisdictions, to continue to make Use of the Data, in electronic or other form, for the purposes of administering and managing the Plan, including without limitation, any necessary Use of such Data as may be required for the subsequent holding of shares on your behalf by a broker or other third party with whom you may elect to deposit any shares acquired through the Plan.

OfficeMax shall, at all times, take all commercially reasonable efforts to ensure that appropriate safety measures shall be in place to ensure the confidentiality of the Data, and that no Use will be made of the Data for any purpose other than the administration and management of the Plan. You may, at any time, review your Data and request necessary amendments to such Data. You may withdraw your consent to Use of the Data herein by notifying OfficeMax in writing at the address specified in paragraph 12; however by withdrawing your consent to use Data, you may affect your eligibility to participate in the Plan.

By executing this Agreement you hereby release and forever discharge OfficeMax from any and all claims, demands, actions, causes of action, damages, liabilities, costs, losses and expenses arising out of, or in connection with, the Use of the Data including, without limitation, any and all claims for invasion of privacy, defamation and any other personal, moral and/or property rights.

12.	Acceptance of Terms and Conditions. You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before or the Award will be forfeited. Return your executed Agreement to: Latrice Greyer by mail at OfficeMax, 263 Shuman Boulevard (5E217), Naperville, Illinois 60563 or by fax at 1-630-647-3722.

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OfficeMax Incorporated	Awardee:	Ravichandra Saligram (Pers ID)

Signature:

Bruce Besanko Executive Vice President, Chief Financial Officer & Chief Administrative Officer	Date:

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Exhibit 10.5

Form of

OFFICEMAX INCORPORATED

2010 Restricted Stock Unit Award Agreement – Time Based

Chief Executive Officer (U.S.)

This Restricted Stock Unit Award (the “Award”) is granted on November 8, 2010 (the “Award Date”) by OfficeMax Incorporated (“OfficeMax”) to Ravichandra Saligram (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan, as may be amended from time to time (the “Plan”), and the following terms and conditions of this agreement (the “Agreement”):

1.	Terms and Conditions. The Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.	Award. You are hereby awarded a grant of 125,000 Restricted Stock Units (your “RSU Award”) at no cost to you, subject to the terms and conditions, including adjustments, set forth in the Plan and this Agreement.

3.	Vesting and General Timing of Payment. Subject to the provisions of this Agreement and the Plan, your RSU Award will vest on a pro rata basis over a three-year restriction period beginning as of the Award Date (the “Restriction Period”), with one-third of your RSU Award vesting on the first, second, and third anniversary of the Award Date (each a “Vesting Date”). Each vested Restricted Stock Unit will be paid within 30 days following the applicable Vesting Date; provided, however, to the extent you timely elect, in accordance with procedures established by OfficeMax, to defer receipt of all or any portion of your vested Restricted Stock Units to a date(s) beyond the applicable Vesting Date, payment of such vested Restricted Stock Units shall be delayed until such date(s), subject to any further delay in payment required under the Plan or required to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and other applicable authorities promulgated thereunder (“Section 409A”), including, without limitation, the six-month payment delay following your termination of employment in the event you are a specified employee (as determined under Section 409A). Except as otherwise specified in this Agreement, upon your voluntary or involuntary termination of employment with OfficeMax for any reason during the Restriction Period, all then-unvested Restricted Stock Units will be immediately forfeited and canceled.

4.	Termination of Employment During Restriction Period. Subject to paragraph 6, if your employment with OfficeMax terminates at any time on or after the Award Date and before November 8, 2013, your RSU Award will both vest and be payable in accordance with this paragraph 4.

a.	Covered Terminations. If your termination of employment occurs before November 8, 2013 and:

i.	you terminate employment as a result of your death or Disability, or

ii.	you are involuntarily terminated by OfficeMax without Cause or you voluntarily terminate employment with OfficeMax for Good Reason,

then your RSU Award shall vest in full on your employment termination date.

b.	Payment of Vested Amount. Any vested Restricted Stock Units pursuant to this paragraph 4 shall be paid within 30 days following your termination of employment with OfficeMax, subject to any deferral described in paragraph 3.

c.	Payment Upon Termination Due to Death. If your termination occurs as a result of your death, payment with respect to your vested Restricted Stock Units relating to your RSU Award shall be made only to your beneficiary, executor or administrator of your estate or the person or persons to whom the rights to payment of such Restricted Stock Units shall pass by will or the laws of descent and distribution, as determined by OfficeMax in its sole and complete discretion.

d.	Cause, Good Reason and Disability. For purposes of this Agreement, “Cause,” “Good Reason” and “Disability” shall be defined in your Employment Agreement with OfficeMax, dated October , 2010.

5.	Share Payment. Vested Restricted Stock Units relating to your RSU Award will be paid to you in whole shares of Stock. Partial shares, if any, will be paid in cash.

6.	Change in Control. In the event of a Change in Control prior to November 8, 2013, the continuing entity may either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will vest according to the terms of the applicable award agreement. Notwithstanding any provisions of this Agreement or the Plan to the contrary, if the continuing entity does not so continue or replace this Award, or if you experience a “qualifying termination,” all restrictions described in this Agreement will lapse with respect to all unvested Restricted Stock Units relating to your RSU Award at the time of the Change in Control or your qualifying termination (as applicable), all such Restricted Stock Units will vest immediately, and payment of your RSU Award (or any unpaid portion thereof) shall be made on the first to occur of (a) a Change in Control that constitutes a “change in the ownership” or a “change in the effective control” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of Section 409A, (b) your “separation from service” within the meaning of Section 409A or (c) if you have made a deferral election pursuant to paragraph 3 with respect to any Restricted Stock Units, the date specified in your deferral election; provided, that paragraph 4(a) shall still apply with respect to death and Disability. “Change in Control” shall mean a “change in control of the Company” as defined in the change in control letter agreement between you and OfficeMax dated November 8, 2010, and “qualifying termination” shall have the meaning given to such term in such agreement.

7.	RESERVED.

8.	Nontransferability. The Restricted Stock Units awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting. Any attempt to transfer your rights in the awarded Restricted Stock Units prior to vesting will result in the immediate forfeiture and cancellation of such units. Subject to the approval of OfficeMax in its sole and complete discretion, Restricted Stock Units awarded pursuant to this Agreement may be transferable to members of your immediate family and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders.

9.	Stockholder Rights. You will not receive dividends or dividend units on the Restricted Stock Units awarded pursuant to this Agreement. With respect to the Restricted Stock Units awarded hereunder, you are not a shareholder and do not have any voting rights until such units vest and shares are recorded as issued on OfficeMax’s official stockholder records.

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10.	Tax Withholding. The amount of shares of Stock to be paid to you will be reduced by that number of shares of Stock having a Fair Market Value equal to the required minimum federal and state withholding amounts triggered by the vesting of your Restricted Stock Units. To the extent a fractional share of Stock is needed to satisfy such tax withholding, the number of shares of Stock withheld will be rounded up to the next whole number. Alternatively, you may elect within 60 calendar days from the Award Date to satisfy such withholding requirements in cash.

11.	Non-Solicitation and Non-Compete. To the maximum extent allowable under applicable state law, for the period beginning on the Award Date and ending 12 months following your termination of employment with OfficeMax, whether such termination is voluntary or involuntary (or for a period of 12 months after a final judgment or injunction enforcing this covenant), you agree not to, directly as an employee or indirectly as a consultant or contractor, without the prior written consent of OfficeMax, be employed in North America in the same or similar capacity as you were employed by OfficeMax immediately prior to termination of employment, by another business entity or person for whom greater than 35% of its North American revenues are comprised of the direct sale or distribution of office supplies, office furniture, technology-related office products or computer consumables actually sold by OfficeMax, print and document services, or related office products or services (a “Competitor”). The parties agree that the term Competitor shall not include any business entity or person principally engaged in the manufacture and distribution of computer hardware, software or peripherals. In agreeing to this restriction, you specifically acknowledge the substantial value to OfficeMax of its confidential information and your intimate knowledge of OfficeMax’s business and agree that such constitutes goodwill and a protectable interest of OfficeMax.

In addition to the foregoing and not in limitation thereof, for all periods beginning upon the Award Date and ending 12 months after your termination of employment with OfficeMax for whatever reason, you agree that you shall not directly or indirectly, for your benefit or on behalf of any other party (other than OfficeMax):

(a)	solicit or attempt to solicit any customer of OfficeMax for the purpose of selling, distributing, purchasing or obtaining office supplies, office furniture, technology-related office products or computer consumables actually sold by OfficeMax, print and document services, or related office products or services. For purposes hereof, a customer of OfficeMax shall mean any person or business to whom OfficeMax sold or distributed greater than $50,000 of office supplies, office furniture, technology-related office products or computer consumables, print and document services, or related office products and services during the last 12 months you were employed by OfficeMax,

(b)	solicit or discuss potential employment opportunities with any employee of OfficeMax (other than for opportunities with OfficeMax) or induce or attempt to induce any employee of OfficeMax to leave the employ of OfficeMax, or in any way interfere with the relationship between OfficeMax and any employee thereof without the prior express written consent of OfficeMax,

(c)	offer, hire or cause to be offered or hired any person who was employed by OfficeMax at any time during the 12 months prior to the termination of your employment with OfficeMax, or

(d)	induce or attempt to induce any supplier, or other business relation of OfficeMax to cease doing business with OfficeMax or in any way interfere with the relationship between any such supplier or business relation and OfficeMax (including without limitation making any negative statements or communications about OfficeMax).

12.

Severability. In case any one or more of the terms contained in paragraph 11 shall for any reason become invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other terms herein, but such terms shall be deemed deleted and such deletion shall not affect the validity of the other terms of this Agreement. In addition, if any one or more of the terms contained in paragraph 11 shall for any reason be held by a court of competent jurisdiction

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to be excessively broad or unreasonable with regard to duration, scope, or area, the terms shall be construed in a manner to enable it to be enforced to the maximum extent permitted by applicable law, and any such court shall have the power to modify such term.

13.	Enforcement. You understand that the breach of this Agreement will cause immediate, irreparable, and immeasurable injury to OfficeMax, and therefore agree that in addition to any other rights OfficeMax has in order to enforce this Agreement, OfficeMax shall be entitled to injunctive relief without bond or other security by any competent court to enjoin and restrain the breach of this Agreement.

14.	Use of Personal Data. By executing this Agreement, you hereby agree freely, and with your full knowledge and consent, to the collection, use, processing and transfer (collectively, the “Use”) of certain personal data such as your name, salary, nationality, job title, position evaluation rating along with details of all past awards and current awards outstanding under the Plan (collectively, the “Data”), for the purpose of managing and administering the Plan. You further acknowledge and agree that OfficeMax and/or any of its Affiliates may make Use of the Data amongst themselves and/or any other third parties assisting OfficeMax in the administration and management of the Plan (collectively, the “Data Recipients”). In keeping therewith, you hereby further authorize any Data Recipient, including Data Recipients located in foreign jurisdictions, to continue to make Use of the Data, in electronic or other form, for the purposes of administering and managing the Plan, including without limitation, any necessary Use of such Data as may be required for the subsequent holding of shares on your behalf by a broker or other third party with whom you may elect to deposit any shares acquired through the Plan.

OfficeMax shall, at all times, take all commercially reasonable efforts to ensure that appropriate safety measures shall be in place to ensure the confidentiality of the Data, and that no Use will be made of the Data for any purpose other than the administration and management of the Plan. You may, at any time, review your Data and request necessary amendments to such Data. You may withdraw your consent to Use of the Data herein by notifying OfficeMax in writing at the address specified in paragraph 15; however by withdrawing your consent to use Data, you may affect your eligibility to participate in the Plan.

By executing this Agreement you hereby release and forever discharge OfficeMax from any and all claims, demands, actions, causes of action, damages, liabilities, costs, losses and expenses arising out of, or in connection with, the Use of the Data including, without limitation, any and all claims for invasion of privacy, defamation and any other personal, moral and/or property rights.

15.	Acceptance of Terms and Conditions. You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before <<insert award date>>, or the Award will be forfeited. Return your executed Agreement to: Latrice Greyer by mail at OfficeMax, 263 Shuman Boulevard (5E217), Naperville, Illinois 60563 or by fax at 1-630-647-3722.

OfficeMax Incorporated		Awardee: Ravichandra Saligram (Pers ID)

By:		Signature:
<<insert name>>
<<insert title>>
Date:

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Exhibit 10.6

Form of Change in Control Agreement

CONFIDENTIAL

November 8, 2010

Mr. Ravichandra K. Saligram

[address]

Dear Mr. Saligram:

OfficeMax Incorporated (the “Company”) provides you with the severance benefits described in this letter agreement (the “Agreement”) if your employment with the Company is terminated before or after a “potential change in control of the Company” or a “change in control of the Company” (each as defined in Section 2 of the Agreement). The Agreement terms are as follows:

1. Term of Agreement. This Agreement is effective as of November 8, 2010 and shall continue in effect through December 31, 2013, provided that, on each January 1, the term of this Agreement shall automatically be extended so as to terminate on the 2nd anniversary of such date, unless, not later than September 30 of the preceding year, the Company shall have given notice not to extend this Agreement. However, if a change in control of the Company occurs during the term of this Agreement, this Agreement shall continue in effect for a period of 24 months after the month in which the change in control of the Company occurred.

2. Change in Control.

A. A “change in control of the Company” shall be deemed to have occurred if an event set forth in any one of the following paragraphs occurs:

(1) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; provided, however, if such Person acquires securities directly from the Company, such securities shall not be included unless such Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 25% of the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities; and provided further that any acquisition of securities by any Person in connection with a transaction described in Subsection 2.A(3)(i) of this Agreement shall not be deemed to be a change in control of the Company; or

(2) The individuals who, on any date following the date hereof, constitute the Board (the “Incumbent Board Members”), cease, in any two year period following such date, to represent at least a majority of the number of directors then serving, provided, however, that any new director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least 2/3rds of the Incumbent Board Members shall be deemed for purposes hereof to be Incumbent Board Members, unless such director’s initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company; or

(3) The consummation of a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation other than (i) a merger or consolidation which would result in both (a) Incumbent Board Members continuing to constitute at least a majority of the number of directors of the combined entity immediately following consummation of such merger or consolidation, and (b) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected with the approval of the Board to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; provided that securities acquired directly from the Company shall not be included unless the Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 25 % of the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities; and provided further that any acquisition of securities by any Person in connection with a transaction described in Subsection 2.A(3)(i) of this Agreement shall not be deemed to be a change in control of the Company; or

(4) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

A transaction described in Section 2.A(3) which is not a change in control of the Company solely due to the operation of Subsection 2.A(3)(i)(a) will nevertheless constitute a change in control of the Company if the Board determines, prior to the consummation of the transaction, that there is not a reasonable assurance that, for at least two years following the consummation of the transaction, at least a majority of the members of the board of directors of the surviving entity or any parent will continue to consist of Continuing Directors and individuals whose election or nomination for election by the shareholders of the surviving entity or any parent would be approved by a vote of at least two-thirds of the Continuing Directors and individuals whose election or nomination for election has previously been so approved.

Notwithstanding the foregoing, any event or transaction which would otherwise constitute a change in control of the Company (a “Transaction”) shall not constitute a change in control of the Company for purposes of your benefits under this Agreement if, in connection with the Transaction, you participate as an equity investor in the acquiring entity or any of its affiliates (the “Acquiror”). For purposes of the preceding sentence, you shall not be deemed to have participated as an equity investor in the Acquiror by virtue of (a) obtaining beneficial ownership of any equity interest in the Acquiror as a result of the grant to you of an incentive compensation award under one or more incentive plans of the Acquiror (including but not limited to the conversion in connection with the Transaction of incentive compensation awards of the Company into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other executives of the Company immediately prior to the Transaction, after taking into account normal differences attributable to job responsibilities, title, and the like; (b) obtaining beneficial ownership of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other stockholders of the Company; or (c) having obtained an incidental equity ownership in the Acquiror prior to and not in anticipation of the Transaction.

B. For purposes of this Agreement, a “potential change in control of the Company” shall be deemed to have occurred if (1) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Company, (2) the Company or any Person publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of the Company; (3) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 9.5% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities, provided that securities acquired directly from the Company shall not be included unless the Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 9.5% of the Company’s then outstanding shares of common stock (or the combined voting power of the Company’s then outstanding securities); or (4) the Board adopts a resolution to the effect that a potential change in control of the Company for purposes of this Agreement has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Company, you will at the option of the Company remain in the employ of the Company until the earlier of (a) the date which is 6 months from the occurrence of the first potential change in control of the Company, or (b) the date of a change in control of the Company.

C. For purposes of this Agreement, “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

D. For purposes of this Agreement, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that “Person” shall not include (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (5) an individual, entity or group that is permitted to and does report its beneficial ownership of securities of the Company on Schedule 13G under the Exchange Act (or any successor schedule), provided that if the individual, entity or group later becomes required to or does report its ownership of Company securities on Schedule 13D under the Exchange Act (or any successor schedule), then the individual, person or group shall be deemed to be a Person for purposes of this Agreement as of the first date on which the individual, person or group becomes required to or does report its ownership on Schedule 13D.

3. Termination and Change in Control. Except as set forth in Sections 6 and 10.A, no benefits shall be payable under this Agreement unless your employment is terminated and your termination is a Qualifying Termination or a Qualifying Early Termination. Your termination is a Qualifying Termination if a change in control of the Company occurs and your employment subsequently terminates during the term of this Agreement, unless your termination is because of your death, by the Company for Cause or Disability, or by you other than for Good Reason. Your termination is a Qualifying Early Termination if a potential change in control of the Company occurs, your employment terminates during the pendency of the potential change in control of the Company and during the term of this Agreement, the termination is in contemplation of a change in control of the Company, and an actual change in control of the Company occurs within one year following your termination, unless your termination is because of your death, by the Company for Cause or Disability, or by you other than for Good Reason. A transfer of your employment from the Company to one of its subsidiaries, from a subsidiary to the Company, or between subsidiaries is not a termination of employment for purposes of this Agreement; provided, however, that the provisions of this sentence shall not modify in any way the definition of Good Reason in Section 3.C.

A. Disability. If, as a result of your incapacity due to physical or mental illness or injury, you are absent from your duties with the Company on a full- time basis for 6 consecutive months, and within 30 days after written notice of termination is given you have not returned to the full-time performance of your duties, the Company may terminate your employment for “Disability.”

B. Cause. Termination by the Company of your employment for “Cause” means termination upon (1) your willful and continued failure to substantially perform your duties with the Company (other than failure resulting from your incapacity due to physical or mental illness or injury, or actual or anticipated failure resulting from your termination for Good Reason), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (2) your willful engagement in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Section 3.B, no act or failure to act on your part shall be considered “willful” unless done or omitted to be done by you not in good faith and without reasonable belief that your act or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until:

•

a resolution is duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (1) or (2) of this Section 3.B and specifying the particulars of your conduct in detail, and

•	a copy of this resolution is delivered to you.

All decisions by the Company regarding termination for Cause must be supported by clear and convincing evidence.

C. Good Reason. “Good Reason” means any of the following, if occurring without your express written consent after a change in control of the Company:

(1) The assignment to you of any duties materially inconsistent with your responsibilities as Chief Executive Officer and President of the Company or a significant adverse alteration in your responsibilities from those in effect immediately prior to the change in control of the Company, provided that the election of another executive to the position of President of the Company shall not constitute Good Reason;

(2) A material reduction by the Company in your annual base salary as in effect on the date of this Agreement (as the same may be increased from time to time), except for across-the-board salary reductions similarly affecting all executives of the Company and all executives of any Person in control of the Company;

(3) A material reduction by the Company in your target annual cash incentive as in effect immediately prior to the change in control of the Company;

(4) The Company’s requiring you to be based anywhere located more than 50 miles from the primary office location at which you were based immediately prior to the change in control of the Company, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations as existed immediately prior to the change in control;

(5) Following the change in control of the Company, a material reduction by the Company in aggregate benefits and compensation available to you, including paid time off, welfare benefits, short-term incentives, pension, life insurance, healthcare, and disability plans, as compared to such benefits and compensation available to you immediately prior to the change in control of the Company;

(6) Following the change in control of the Company, a material reduction by the Company in long-term equity incentives available to you as compared to such incentives available to you immediately prior to the change in control of the Company, except for across-the-board long-term equity incentive reductions similarly affecting all executives of the Company and all executives of any Person in control of the Company; or

(7) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 10.

Notwithstanding the foregoing, the events described in clauses (1) through (7) above shall not constitute Good Reason unless (A) you have delivered a Notice of Termination to the Company according to Sections 3.D. and 11 within 90 days of the occurrence of the event, which notice sets forth in reasonable detail the basis for your claim that Good Reason exists and (B) the Company fails to cure such event or circumstance within the 30 day period following receipt of such Notice of Termination.

For purposes of determining whether a Qualifying Early Termination has occurred, references to a change in control of the Company in this Section 3.C shall be deemed to refer to any potential change in control of the Company pending at the time of the event or circumstance alleged to be Good Reason.

Your right to terminate your employment pursuant to this Section 3.C shall not be affected by your incapacity due to physical or mental illness or injury. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.

D. Notice of Termination. Any purported termination by the Company or by you shall be communicated by written Notice of Termination to the other party according to Section 11. A “Notice of Termination” must indicate the specific termination provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the indicated provision.

E. Date of Termination. “Date of Termination” means:

(1) if your employment is terminated for Disability, 30 days after the Notice of Termination is given (provided that you have not returned to the performance of your duties on a full-time basis during that 30-day period);

(2) if your employment is terminated for Cause, for Good Reason, or for any other reason other than Disability or a Qualifying Early Termination, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than 30 days from the date the Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than 10 days or more than 60 days from the date the Notice of Termination is given); or

(3) if your termination is a Qualifying Early Termination, the date specified in the Notice of Termination (which, in the case of a termination for Good Reason shall not be less than 10 days or more than 60 days from the date the Notice of Termination is given); or

(4) if a dispute exists regarding the termination, the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected), or, if earlier, the last day of the term of this Agreement. This subsection (4) shall apply only if (i) the party receiving the Notice of Termination notifies the other party within 30 days that a dispute exists, (ii) the notice of dispute is made in good faith, and (iii) the party giving the notice of dispute pursues resolution of the dispute with reasonable diligence. While any dispute is pending under this subsection (4), the Company will continue to pay you your full compensation in effect when the Notice of Termination giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans and programs in which you were participating when the Notice of Termination giving rise to the dispute was given, until the dispute is finally resolved, or if earlier, the last day of the term of this Agreement. Amounts paid under this subsection (4) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

4. Compensation upon Termination for Cause or Other than for Good Reason. If your employment is terminated for Cause or by you other than for Good Reason, the Company shall pay you only your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all accrued but unused vacation, and all other amounts to which you are entitled under any compensation plan of the Company at the time those payments are due, and the Company shall have no further obligations to you under this Agreement. Accrued base salary and accrued but unused vacation will be paid to you on the first regularly scheduled Company payroll date that occurs after your Date of Termination.

5. Compensation upon a Qualifying Termination or Qualifying Early Termination. If your employment is terminated pursuant to a Qualifying Termination or Qualifying Early Termination, then you shall be entitled to the benefits provided in this Section 5, provided (a) you execute and deliver to the Company the release required pursuant to Section 8.E and such release becomes irrevocable within 60 days of your Date of Termination.

A. The Company will pay you the amounts specified below at the times specified below:

(1) Your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given without regard to any reduction in base salary that would constitute Good Reason (whether or not any reduction is asserted as Good Reason), plus all other amounts to which you are entitled under any compensation plan of the Company at the time those payments are due (in each case, to the extent not already paid), which shall be paid to you on the first regularly scheduled Company payroll date that occurs after your Date of Termination; and

(2) To the extent not already paid, a lump sum amount equal to the greater of the value of your unused and accrued time off, less any advanced time off, in accordance with the Company’s Your Time Off Policy (or any successor policy) as in effect (a) in the case of a Qualifying Early Termination, on the Date of Termination, or (b) in the case of a Qualifying Termination, immediately prior to the change in control of the Company or as in effect on the Date of Termination, whichever is more favorable to you, which in each case shall be paid to you on the first regularly scheduled Company payroll date that occurs after your Date of Termination; and

(3) A lump sum severance payment equal to two times the sum of (a) your annual base salary at the rate in effect at the time Notice of Termination is given without regard to any reduction in base salary that would constitute Good Reason (whether or not any reduction is asserted as Good Reason) (“Base Salary”), plus (b) the Target Bonus, which shall be paid to you on the 60th day following your Date of Termination. For purposes of this paragraph (3), “Target Bonus” means your target annual incentive for the year in which occurs the Date of Termination without regard to any reduction in the target incentive that would constitute Good Reason (whether or not any reduction is asserted as Good Reason).

B. For a 24-month period following the Date of Termination, maintain, in full force and effect for your continued benefit at substantially the same cost to you as determined immediately prior to your last day of employment, all life (including the Company’s Executive Life Insurance Program, if applicable), disability and accident insurance plans, programs, or arrangements, and financial counseling services in which you were participating immediately prior to the change in control of the Company, or, if more favorable to you, and in the case of a Qualifying Early Termination, the plans, programs, or arrangements in which you were participating immediately prior to the Date of Termination; provided, however, that if a delay is required under Section 5.D, you will pay the required monthly premiums and fees for such life (including the Company’s Executive Life Insurance Program, if applicable), disability and accident insurance plans, programs, or arrangements, and financial counseling services, during the 6-month period following your Date of Termination, and the Company shall pay you a payment equal to 150% of such premiums and fees that you paid during such period on the first regularly scheduled Company payroll date following the 6-month anniversary of the date of your termination.

You and your spouse and dependents shall for a period of 24 months following the Date of Termination be eligible to participate in Company medical and vision insurance at the employee (or, if applicable, family) premium and co-pay rates; provided, that that in order to receive such continued medical and vision coverage at such rates, you shall be required to pay to the Company at the same time that premium payments are due for the month an amount equal to the full monthly COBRA premium required by the Company under such plans for such coverage. Following receipt of such payment, the Company shall reimburse to you the amount of the monthly COBRA premium payment (the “Health Payment”). In addition, unless a delay is required pursuant to Section 5.D, on each date on which the monthly Health Payment is paid to you, the Company shall pay you an additional amount equal to 50% of the monthly Health Payment.

If your continued participation in the benefits indicated in this Section 5.B (or a particular type of coverage) is not possible or becomes impossible under the general terms and provisions of the plans, programs or arrangements, then the Company shall arrange to provide you with benefits, at substantially the same cost to you as determined immediately prior to your last day of employment, which are substantially similar to those which you are entitled to receive under such plans, programs and arrangements.

C. You shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 5.A be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise, except as specifically provided in Section 5.D. Benefits otherwise receivable by you pursuant to Section 5.B shall be reduced to the extent comparable benefits are actually received by you during the 24-month period following your termination, and you must report any such benefits actually received by you to the Company.

D. Code Section 409A Provision. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Code Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Code Section 409A and, if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Code Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement that are deferred compensation subject to Code Section 409A may only be made upon a “separation from service” under Code Section 409A. For purposes of Code Section 409A, whenever payments under this Agreement are to be made in installments, each such installment shall be treated as a separate payment. Except to the extent permitted under Code Section 409A, you may not in any event designate the calendar year of any payment under this Agreement. Notwithstanding anything in this Agreement to the contrary, in all cases, if you are a “specified employee” of the Company for purposes of Code Section 409A at the time of your separation from service (as determined pursuant to Code Section 409A) with the Company and if an exception under Code Section 409A does not apply, any severance payment(s) that constitute deferred compensation subject to Section 409A which are otherwise scheduled to be paid within the six month period following your separation from service shall be delayed so that they will be paid in a lump sum payment to you on the first regularly scheduled Company payroll date following the 6-month anniversary of the date of your separation from service, which payment will be equal to the severance payment(s) that you would otherwise have received through such payroll date. You are strongly encouraged to consult your own tax, financial and legal advisors regarding the effects of this Agreement on your personal tax situation. If you die during such 6-month period and prior to the payment of the deferred compensation that is required to be delayed on account of Code Section 409A, such amount shall be paid to the personal representative of your estate within 30 days after your death. For purposes of applying the exceptions to Code Section 409A, the following rules shall apply. Any payments that would otherwise be payable (i) within 2- 1/2 months after the end of the Company’s taxable year containing the date of your separation from service, or (ii) within 2- 1/2 months after your taxable year containing the date of your separation from service, whichever occurs later (the “Short Term Deferral Period”), are exempt from Code Section 409A. Furthermore, any such payments paid after the Short Term Deferral Period are exempt from Code Section 409A as severance pay due to an involuntary separation from service to the extent that the sum of those payments is equal to or less than the maximum amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (the “Involuntary Separation Amount”) because such payments both are payable only upon your “involuntary” separation from service for purposes of Code Section 409A and must be paid to you no later than the last day of your second taxable year following the taxable year in which your separation from service occurs. Lastly, any such payments that are paid after the Short Term Deferral Period and otherwise exceed the Involuntary Separation Amount are exempt from Code Section 409A to the extent such payments in the aggregate do not exceed the applicable dollar amount under Code Section 402(g)(1)(B) for the year in which your separation from service occurs (the “Limited Payments”). Accordingly, the sum of (1) such payments that are paid within the Short Term Deferral Period, (2) such payments paid after the Short Term Deferral Period that do not exceed the Involuntary Separation Amount, and (3) such payments paid after the Short Term Deferral Period that exceed the Involuntary Separation Amount, but only to the extent such payments constitute Limited Payments, are exempt from Code Section 409A and, therefore, notwithstanding any provision of this Agreement to the contrary, if you are a “specified employee” of the Company for purposes of Code Section 409A, only those payments that are not otherwise exempt from Code Section 409A under clause (1), (2), and (3) above and that would otherwise have been payable in the first 6 months following your date of separation from service will not be paid to you until the first regularly scheduled payroll date following the 6-month anniversary of the date of your separation from service, provided that if you die during such 6-month period and prior to the payment of the deferred compensation that is required to be delayed on account of Code Section 409A, such amount shall be paid to the personal representative of your estate within 30 days after your death. To the extent required to avoid an accelerated or additional tax under Code Section 409A, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not effect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits provided to you) under this Agreement shall not be subject to liquidation or exchange for another benefit.

6. Legal Fees. The Company shall pay to you all reasonable legal fees and expenses which you incur following a change in control of the Company or a potential change in control of the Company (a) as a result of contesting or disputing your termination, (b) in seeking in good faith to obtain or enforce any right or benefit provided by this Agreement (provided, that you shall refund all such fees and expenses to the Company should you not prevail on any material issue). This payment shall be made within 10 business days after the Company receives your written request for payment accompanied by reasonable evidence of fees and expenses incurred. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not effect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits provided to you) under this Agreement shall not be subject to liquidation or exchange for another benefit.

7. Excise Tax Provisions. Notwithstanding any provision of this Agreement to the contrary (but except as provided in the following sentence), if you would receive payments under this Agreement or under any other plan, program, or policy sponsored by the Company which relate to a change in control of the Company (the “Total Payments”) and which are determined by the Company to be subject to excise tax under Section 4999 of the Code or any comparable successor provisions, then such payment shall be either: (i) provided to you in full, or (ii) provided to you as to such lesser extent which would result in no portion of such payment being subject to such excise tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such excise tax, and any other applicable taxes, results in the receipt by you, on an after-tax basis, of the greatest amount of the payment, notwithstanding that all or some portion of such payment may be taxable under such excise tax. To the extent such payment needs to be reduced pursuant to the preceding sentence, reductions shall be done in a manner that is consistent with the requirements of Section 409A and shall come from taxable amounts before non-taxable amounts and beginning with the payments otherwise scheduled to occur soonest. You agree to cooperate fully with the Company to determine the benefits applicable under this Section.

8. Employee Covenants; Release.

A. The Company shall provide you with certain Company confidential information and trade secrets (“Confidential Information”). Confidential lnformation includes information about the business and affairs of the Company including, without limitation, the names, addresses, price lists, purchasing histories and requirements of customers and potential customers; location, region, and company financial reports and company financial data of any type; sales and service manuals and bulletins; cost information and patterns; floor plans and drawings of facilities; marketing, merchandising, procurement, sales and other business strategies; transactional, acquisition and expansion plans; information regarding vendors, business affiliates and employees; and other similar information. Confidential lnformation shall also include, without limitation, all letters, memoranda, notes, tables, spreadsheets, and other similar documents, whether in hard-copy or electronic form, created or generated by you or on your behalf using the information, or any part thereof, described in the previous sentence. You recognize that such information is the confidential information and trade secrets of the Company, and agree not to divulge such information to any person, firm, or institution except as such disclosure is a necessary part of the performance of your duties and obligations for the Company. Further, upon termination of employment with the Company, you will continue to treat Confidential lnformation as private and privileged, and will not, either for your own purposes or as an employee of or for the benefit of any other entity or person, use such information or disclose it to any person, firm, or institution. Confidential Information does not include any information that is in the public domain or disclosed by someone other than you.

B. To the maximum extent allowable under applicable state law, for the period beginning on the date hereof and ending 12 months following your termination of employment with the Company, whether such termination is voluntary or involuntary (or for a period of 12 months after a final judgment or injunction enforcing this covenant), you agree not to, directly as an employee or indirectly as a consultant or contractor, without the prior written consent of the Company, be employed in North America in the same or similar capacity as you were employed by the Company immediately prior to termination of employment, by another business entity or person for whom greater than 35% of its North American revenues are comprised of the direct sale or distribution of office supplies, office furniture, technology-related office products or computer consumables actually sold by the Company, print and document services, or related office products or services (a “Competitor”). The parties agree that the term Competitor shall not include any business entity or person principally engaged in the manufacture and distribution of computer hardware, software or peripherals. In agreeing to this restriction, you specifically acknowledge the substantial value to the Company of its Confidential Information and your intimate knowledge of the Company’s business and agree that such constitutes goodwill and a protectable interest of the Company.

C. In addition to the foregoing and not in limitation thereof, for all periods beginning upon the date hereof and ending 12 months after your termination of employment with the Company for whatever reason, you agree that you shall not directly or indirectly, for your benefit or on behalf of any other party (other than the Company):

(1) solicit or attempt to solicit any customer of the Company for the purpose of selling, distributing, purchasing or obtaining office supplies, office furniture, technology-related office products or computer consumables actually sold by the Company, print and document services, or related office products or services. For purposes hereof, a customer of the Company shall mean any person or business to whom the Company sold or distributed greater than $50,000 of office supplies, office furniture, technology-related office products or computer consumables, print and document services, or related office products and services during the last 12 months you were employed by the Company,

(2) solicit or discuss potential employment opportunities with any employee of the Company (other than for opportunities with the Company) or induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof without the prior express written consent of the Company,

(3) offer, hire or cause to be offered or hired any person who was employed by the Company at any time during the 12 months prior to the termination of your employment with the Company, or

(4) induce or attempt to induce any supplier, or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such supplier or business relation and the Company (including without limitation making any negative statements or communications about the Company).

D. In case any one or more of the terms contained in this Section 8 shall for any reason become invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other terms herein, but such terms shall be deemed deleted and such deletion shall not affect the validity of the other terms of this Agreement. In addition, if any one or more of the terms contained in this Section 8 shall for any reason be held by a court of competent jurisdiction to be excessively broad or unreasonable with regard to duration, scope, or area, the terms shall be construed in a manner to enable it to be enforced to the maximum extent permitted by applicable law, and any such court shall have the power to modify such term.

E. Notwithstanding anything in this Agreement to the contrary, the payment to you of the benefits provided in Section 5 is conditioned upon your execution and delivery to the Company of a Release, in substantially the form that is attached as an Exhibit to your Employment Agreement, dated October     , 2010, which must be made irrevocable within 60 days from the Date of Termination.

9. Deferred Compensation and Benefits Trust. The Company has established a Deferred Compensation and Benefits Trust, and shall comply with the terms of that Trust.

For this purpose, the term Deferred Compensation and Benefits Trust shall mean an irrevocable trust or trusts established or to be established by the Company with an independent trustee or trustees for the benefit of persons entitled to receive payments or benefits, the assets of which nevertheless will be subject to claims of the Company’s creditors in the event of bankruptcy or insolvency.

10. Successors; Binding Agreement.

A. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption and agreement prior to the effectiveness of any succession which occurs during your employment with the Company and the term of this Agreement shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you experience a Qualifying Termination or Qualifying Early Termination, except that for purposes of this Section 10.A, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean OfficeMax Incorporated and any successor to its business and/or assets which assumes and agrees to perform this Agreement.

B. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

C. Any dispute between you and the Company regarding this Agreement may be resolved either by binding arbitration or by judicial proceedings at your sole election, and the Company agrees to be bound by your election in that regard, provided that the Company is entitled to seek equitable relief in a court of competent jurisdiction in connection with the enforcement of the covenants set forth in Section 8. Under no circumstance will a violation or alleged violation of those covenants entitle the Company to withhold or offset a payment or benefit due under this Agreement.

11. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the General Counsel with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance with this Section 11, except that notice of change of address shall be effective only upon receipt.

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and an elected officer designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to those sections. If the obligations of the Company under Sections 4, 5 or 6 arise prior to the expiration of the term of this Agreement, those obligations shall survive the expiration of the term.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. No Guaranty of Employment. Neither this Agreement nor any action taken under this Agreement shall be construed as giving you a right to be retained as an employee or an executive officer of the Company.

16. Governing Law. This Agreement shall be governed by and construed in accordance with Delaware law.

17. Other Benefits. Any payments made to you pursuant to this Agreement are in addition to, and not in lieu of, any amounts to which you may be entitled under any other employee benefit plan, program or policy of the Company, except that (A) payments made to you pursuant to Section 5.A(3) shall be in lieu of any severance payment to which you would otherwise be entitled under any severance pay policy of the Company and (B) payments and benefits to which you are entitled under this Agreement may offset payments and benefits to which you are entitled under your Employment Agreement with the Company dated October     , 2010.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

OFFICEMAX INCORPORATED

By
Matthew R. Broad
Executive Vice President - General Counsel

Agreed to this day of , 2010

Ravichandra K. Saligram

Exhibit 10.7

Form of

OFFICEMAX INCORPORATED

NONDISCLOSURE AND FAIR COMPETITION AGREEMENT

THIS AGREEMENT is made as of this      day of         , 2010, by and between OfficeMax Incorporated, a Delaware corporation (“OfficeMax”), which term includes any affiliates and subsidiaries, and Ravichandra K. Saligram (the “Executive”).

In consideration of the mutual covenants contained herein, including without limitation OFFICEMAX’s employing Executive, OFFICEMAX providing Executive with OFFICEMAX’s confidential information and trade secrets, OFFICEMAX providing training to Executive, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confidential lnformation/Trade Secrets. OFFICEMAX shall provide Executive with certain OFFICEMAX confidential information and trade secrets (“Confidential Information”). Confidential lnformation includes information about the business and affairs of OFFICEMAX including, without limitation, the names, addresses, price lists, purchasing histories and requirements of customers and potential customers; location, region, and company financial reports and company financial data of any type; sales and service manuals and bulletins; cost information and patterns; floor plans and drawings of facilities; marketing, merchandising, procurement, sales and other business strategies; transactional, acquisition and expansion plans; information regarding vendors, business affiliates and employees; and other similar information. Confidential lnformation shall also include, without limitation, all letters, memoranda, notes, tables, spreadsheets, and other similar documents, whether in hard-copy or electronic form, created or generated by or on behalf of Executive using the information, or any part thereof, described in the previous sentence. Executive recognizes that such information is the confidential information and trade secrets of OFFICEMAX, and agrees not to divulge such information to any person, firm, or institution except as such disclosure is a necessary part of the performance of Executive’s duties and obligations for OFFICEMAX. Further, upon termination of employment with OFFICEMAX, Executive will continue to treat Confidential lnformation as private and privileged, and will not, either for Executive’s own purposes or as an employee of or for the benefit of any other entity or person, use such information or disclose it to any person, firm, or institution. Confidential Information does not include any information that is in the public domain or disclosed by someone other than Executive.

2. Return of Property. On termination of Executive’s employment with OFFICEMAX, Executive will immediately surrender to OFFICEMAX, in good condition, all Confidential Information, as well as all letters, notes, memoranda, program design specifications, and all other similar items which relate to customers or potential customers of OFFICEMAX that Executive obtained from OFFICEMAX files or databases, are supplied to Executive by OFFICEMAX, or generated by Executive from OFFICEMAX data and that are in Executive’s possession, custody, or control wherever located including all reproductions or copies of such materials, whether in hard-copy or electronic form.

3. Noncompetition. In exchange for OFFICEMAX’s employment of Executive, and its agreement to provide Executive Confidential lnformation and training, for a period of 12 months after termination of Executive’s employment with OFFICEMAX, whether such termination is voluntary or involuntary (or for a period of 12 months after a final judgment or injunction enforcing this covenant), Executive agrees not to, directly as an employee or indirectly as a consultant or contractor, without the prior written consent of OFFICEMAX, be employed in North America in the same or similar capacity as Executive was employed by OFFICEMAX immediately prior to termination of employment, by another business entity or person for whom greater than 35% of its North American revenues are comprised of the direct sale or distribution of office supplies, office furniture, technology-related office products or computer consumables actually sold by OFFICEMAX, print and document services, or related office products or services (a “Competitor”). The parties agree that the term Competitor shall not include any business entity or person principally engaged in the manufacture and distribution of computer hardware, software, or peripherals.

In agreeing to this restriction, Executive specifically acknowledges the substantial value to OFFICEMAX of Confidential lnformation and Executive’s intimate knowledge of OFFICEMAX’s business and agrees that such constitutes goodwill and a protectable interest of OFFICEMAX.

4. Non-Solicitation. In addition to the foregoing and not in limitation thereof, for all periods beginning upon the date hereof and ending 12 months after the date of Executive’s termination of employment with OFFICEMAX for whatever reason, Executive agrees that he/she shall not directly or indirectly, for Executive’s benefit or on behalf of any other party (other than OFFICEMAX):

(a) solicit or attempt to solicit any customer of OFFICEMAX for the purpose of selling, distributing, purchasing or obtaining office supplies, office furniture, technology-related office products or computer consumables actually sold by OFFICEMAX, print and document services, or related office products or services. For purposes hereof, a customer of OFFICEMAX shall mean any person or business to whom OFFICEMAX sold or distributed greater than $50,000 of office supplies, office furniture, technology-related office products or computer consumables, print and document services, or related office products and services during the last 12 months Executive was employed by OFFICEMAX.

(b) solicit or discuss potential employment opportunities with any employee of OFFICEMAX (other than for opportunities with OFFICEMAX) or induce or attempt to induce any employee of OFFICEMAX to leave the employ of OFFICEMAX, or in any way interfere with the relationship between OFFICEMAX and any employee thereof without the prior express written consent of OFFICEMAX.

(c) offer, hire or cause to be offered or hired any person who was employed by OFFICEMAX at any time during the 12 months prior to the termination of Executive’s employment with OFFICEMAX.

(d) induce or attempt to induce any supplier, or other business relation of OFFICEMAX to cease doing business with OFFICEMAX or in any way interfere with the relationship between any such supplier or business relation and OFFICEMAX (including without limitation making any negative statements or communications about OFFICEMAX).

5. Severability. In case any one or more of the terms contained in Section 3, or in subsections (a), (b), (c), or (d) of Section 4 shall for any reason become invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other terms herein, but such terms shall be deemed deleted and such deletion shall not affect the validity of the other terms of this Agreement. In addition, if any one or more of the terms contained in Section 3, or in subsections (a), (b), (c), or (d) of Section 4 shall for any reason be held by a court of competent jurisdiction to be excessively broad or unreasonable with regard to duration, scope, or area, the terms shall be construed in a manner to enable it to be enforced to the maximum extent permitted by applicable law, and any such court shall have the power to modify such term.

6. Enforcement. Executive understands that the breach of this Agreement will cause immediate, irreparable, and immeasurable injury to OFFICEMAX, and therefore agrees that in addition to any other rights OFFICEMAX has in order to enforce this Agreement, OFFICEMAX shall be entitled to injunctive relief without bond or other security by any competent court to enjoin and restrain the breach of this Agreement.

7. Employment-at-Will. Executive understands that his/her employment with OFFICEMAX is at-will and that this Agreement does not affect Executive’s employment-at-will status. Executive further acknowledges at any time and for any reason, Executive may resign his/her position or OFFICEMAX may terminate Executive’s employment, subject to OFFICEMAX’s obligations under Executive’s Employment Agreement with OFFICEMAX, dated as of October     , 2010.

8. Assignment. This Agreement shall be freely assignable by OFFICEMAX.

9. Survival. Any respective obligations of OFFICEMAX or Executive hereunder which by their nature would continue beyond termination or resignation of Executive’s employment with OFFICEMAX will survive such termination or resignation.

10. Modification. This Agreement may not be modified orally, but only by a writing signed by the party against whom enforcement of any such modification is sought.

11. Integration. This Agreement expresses the entire agreement and understanding of the parties and supersedes all prior, and contemporaneous oral, agreements, commitments, and understandings pertaining to the subject matter hereof.

12. Waiver. The failure of either party to enforce at any time or for any period of time any of the provisions of this Agreement will not be construed to be a waiver of such provisions or of its right thereafter to enforce such provision and each and every provision thereafter.

13. Governing Law/Venue. For enforcement purposes, this Agreement shall be governed and construed according to the laws of the state of Delaware, without giving effect to any conflict of laws provisions. Executive irrevocably agrees to exclusive venue and submits to jurisdiction in the United States District Court for the Northern District of Illinois, Eastern Division, or the state courts in DuPage County, Illinois, for any dispute arising out of this Agreement, and waives all objections to jurisdiction and venue of such courts.

EXECUTIVE HAS READ THIS AGREEMENT and signs it with the understanding that the terms contained herein are a condition of Executive’s employment with OFFICEMAX and (1) control Executive’s use of certain information and know-how during and after his employment with OFFICEMAX, (2) restrict Executive’s employment opportunities upon termination of his employment with OFFICEMAX, and (3) restrict Executive’s ability to solicit customers, employees and suppliers of OFFICEMAX.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OFFICEMAX INCORPORATED	EXECUTIVE

By:
Its:

Exhibit 99.1

OfficeMax 263 Shuman Blvd. Naperville, IL 60563

News Release

Media Contact	Investor Contacts
Bill Bonner	Mike Steele	Tony Giuliano
630 864 6066	630 864 6826	630 864 6820

OFFICEMAX NAMES RAVI K. SALIGRAM PRESIDENT & CHIEF EXECUTIVE OFFICER AND DIRECTOR

OFFICEMAX APPOINTS RAKESH GANGWAL NON-EXECUTIVE CHAIRMAN OF THE BOARD

NAPERVILLE, Ill., October 13, 2010 – OfficeMax® Incorporated (NYSE: OMX) today announced that the company’s Board of Directors has named Ravi K. Saligram as President & Chief Executive Officer and Director effective November 8, 2010. Mr. Saligram will replace Sam Duncan who will step down as Chairman, President & Chief Executive Officer and Director effective November 7, 2010. Mr. Duncan, who had earlier in the year announced his plans to retire, will continue to be employed as a special advisor to the company until February 28, 2011. Additionally, the company announced that Rakesh Gangwal, currently Lead Director, has been named Non-Executive Chairman of the Board, effective November 8, 2010.

Mr. Duncan stated, “I am very pleased that Ravi is joining OfficeMax. I believe that his knowledge and expertise in managing professional services operations and growing businesses and brands make him an excellent choice to lead OfficeMax through its next phase.”

“The Board is delighted to welcome Ravi to OfficeMax,” said incoming Non-Executive Chairman of the Board Rakesh Gangwal. “Ravi, with his proven track record of leadership and growing businesses, is the right person to lead OfficeMax into the future. Also, on behalf of the Board, I want to thank Sam for his strong leadership and substantial contributions to OfficeMax during his tenure.”

Mr. Saligram commented, “Over the past five years under Sam Duncan’s leadership, OfficeMax has completed a successful turnaround and strengthened its business. I am excited to be joining OfficeMax as the company continues to capitalize on opportunities for long-term growth and success. I look forward to partnering with the management team and our dedicated associates to evolve the company to the next level through innovation and a commitment to serving consumers and business customers.”

Mr. Saligram, 54, joins OfficeMax from Aramark Corporation where he most recently served as President of Aramark International, Chief Globalization Officer and Executive Vice President of the corporation. Prior to joining Aramark in 2003, Mr. Saligram held various leadership positions at InterContinental Hotels Group and SC Johnson Wax. Mr. Saligram started his career in advertising at the Leo Burnett Company. Mr. Saligram is currently a Board Member of Church & Dwight (NYSE: CHD), a consumer and specialty products company with leading brands such as ARM & HAMMER. He is also a Board Member and Vice Chairman of the World Affairs Council of Philadelphia, and is a Trustee and member of the Executive Committee of Eisenhower Fellowships. Mr. Saligram earned a Bachelor of Science degree in Electrical Engineering from Bangalore University in India and holds a Masters of Business Administration degree from the University of Michigan.

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Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company that may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 26, 2009, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products. The OfficeMax mission is simple. We help our customers do their best work. The company provides office supplies and paper, in-store print and document services through OfficeMax ImPress®, technology products and solutions, and furniture to businesses and individual consumers. OfficeMax customers are served by over 30,000 associates through direct sales, catalogs, e-commerce and approximately 1,000 stores. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit www.officemax.com.

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